Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

SAGA BROADCASTING, LLC and SAGA QUAD STATES COMMUNICATIONS, LLC

as Seller,

SAGA COMMUNICATIONS, INC.

as Guarantor
(for the limited purposes described herein)

and

EVENING TELEGRAM COMPANY D/B/A MORGAN MURPHY MEDIA

as Buyer

Dated: May 9, 2017

TABLE OF CONTENTS

1.	Sale and Purchase of Assets.		1
	1.1	Sale of Assets to Buyer	1
	1.2	Excluded Assets	2
	1.3	Assumption of Liabilities	2
	1.4	Surtsey Options	2

2.	Purchase Price.		3
	2.1	Purchase Price	3
	2.2	Prorations as of Closing	3
	2.3	Adjustment to Purchase Price	4
	2.4	Allocation of Purchase Price	6

3.	Closing.		6
	3.1	Date of Closing	6
	3.2	Outside Date for Closing	6

4.	Representations and Warranties by Seller		6
	4.1	Organization, Standing and Foreign Qualification	6
	4.2	Authority and Binding Effect	7
	4.3	Validity of Contemplated Transactions, Restrictions	7
	4.4	Books And Records	7
	4.5	Financial Statements	7
	4.6	Absence of Undisclosed Liabilities	8
	4.7	Absence of Changes	8
	4.8	Tax Matters	8
	4.9	Title to Assets; Encumbrances; Condition	9
	4.10	Real Property	10
	4.11	Personal Property	11
	4.12	Intellectual Property	11
	4.13	Ownership	12
	4.14	Insurance	12
	4.15	Bonds, Letters of Credit and Guarantees	13
	4.16	Compliance with Law	13
	4.17	Environmental	15
	4.18	Litigation and Claims	16
	4.19	Employee Benefit Plans	17
	4.20	Contracts	18
	4.21	Labor Matters	22
	4.22	Interested Transactions	23
	4.23	Solvency	23
	4.24	Brokers Or Finders	24
	4.25	Disclosure	24
	4.26	Limitations on Representations and Warranties	24

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5.	Representations and Warranties by Buyer		25
	5.1	Buyer’s Organization	25
	5.2	Authorization of Agreement	25
	5.3	Consents of Third Parties	25
	5.4	Litigation	25
	5.5	Buyer’s Qualification	25
	5.6	Available Funds	26
	5.7	Financing	26
	5.8	Brokers or Finders	26

6.	Further Agreements of the Parties		27
	6.1	Filings	27
	6.2	Operations of the Stations	28
	6.3	No Control	31
	6.4	Expenses	31
	6.5	Access to Information	31
	6.6	Consents; Assignment of Agreements	32
	6.7	Sales Taxes; Transfer and Recording Fees	32
	6.8	Employees and Employee Benefit Matters	32
	6.9	Further Assurances	34
	6.10	Additional Financial Statements	34
	6.11	Schedules	35
	6.12	Other Offers and Exclusive Dealing	35
	6.13	Certain Tax Matters	36
	6.14	Consummation of Transactions; Closing Conditions	36
	6.15	Delivery of Books and Records	36
	6.16	Title Search; Discharge of Liens; Title Insurance	37
	6.17	Payroll Matters	38
	6.18	WARN Act	38
	6.19	Qualification and Existence	39
	6.20	Financing	39
	6.21	Transfer of Assets	42
	6.22	1031 Exchange	42
	6.23	Guaranty	42

7.	Conditions Precedent to Closing		42
	7.1	Conditions Precedent to the Obligations of Buyer	42
	7.2	Conditions Precedent to the Obligations of Seller	45

8.	Transactions at the Closing		46
	8.1	Documents to be Delivered by Seller	46
	8.2	Deliveries by Buyer	46

9.	Survival of Representations and Warranties; Indemnification		47
	9.1	Survival	47

	9.2	Indemnification	47
	9.3	Limitation on Liability	49
	9.4	Further Limitation on Liability	50
	9.5	Exclusive Remedy	51

10.	Termination; Etc.		51
	10.1	Termination	51
	10.2	Effect of Termination	52
	10.3	Specific Performance	54

11.	Risk of Loss		54

12.	Definitions		54

13.	Miscellaneous		68
	13.1	Notices	68
	13.2	Entire Agreement	69
	13.3	Headings	70
	13.4	Governing Law	70
	13.5	Separability	70
	13.6	Assignment	70
	13.7	Publicity	70
	13.8	Jurisdiction	71
	13.9	Dispute Resolution	71
	13.10	Waiver of Jury Trial	71
	13.11	Counterparts	72
	13.12	Rules of Construction	72
	13.13	No Strict Construction	72
	13.14	Seller’s Accounts Receivable	73
	13.15	Saturdays, Sundays and Legal Holidays	73

SCHEDULES

Schedule 1.1(a)	FCC Licenses and ASRs Currently in Effect
Schedule 1.1(b)	Licenses; Tangible Personal Property Used Exclusively in the Operation of the Stations
Schedule 4.3	Validity of Contemplated Transactions; Restrictions
Schedule 4.7	Absence of Changes
Schedule 4.8	Tax Matters
Schedule 4.9	Title to Assets; Encumbrances; Condition
Schedule 4.10(a)	Owned Real Property
Schedule 4.10(h)	Title Insurance Policies
Schedule 4.11(a)	Personal Property
Schedule 4.11(b)	Leased Personal Property
Schedule 4.12	Intellectual Property
Schedule 4.14(a)	Insurance Policies
Schedule 4.14(b)	Self-Insurance
Schedule 4.14(c)	Insurance Policies Summaries
Schedule 4.15	Bonds, Letters of Credit, and Guarantees
Schedule 4.16(a)	Compliance with Law
Schedule 4.16(b)	Pending FCC License Actions
Schedule 4.17	Environmental
Schedule 4.18	Litigation and Claims
Schedule 4.19(a)	Seller Employee Benefit Plans
Schedule 4.19(c)	Seller Employee Benefit Plans Compliance with Law
Schedule 4.19(d)	Seller Employee Benefit Plans Severance Benefits
Schedule 4.19(e)	Seller Employee Benefit Plans Payments or Vesting Triggered by Transaction
Schedule 4.19(f)	Benefits to Retired or Terminated Employees
Schedule 4.20(a)(i)	Material Contracts Affecting or Relating to Owned Property
Schedule 4.20(a)(ii)	Leased Personal Property
Schedule 4.20(a)(iii)	Outstanding Contracts for Acquisition or Sale of Goods, Assets or Services
Schedule 4.20(a)(iv)	Outstanding Contracts for Acquisition of Capital Assets
Schedule 4.20(a)(v)	Employment Contracts
Schedule 4.20(a)(vi)	Contracts with Agents, Brokers and Sales Representatives of Seller
Schedule 4.20(a)(vii)	Powers of Attorney
Schedule 4.20(a)(viii)	Programming and Network Affiliation Agreements
Schedule 4.20(a)(ix)	Barter and Trade Agreements
Schedule 4.20(a)(x)	Station Intellectual Property Agreements
Schedule 4.20(a)(xi)	Sharing Contracts
Schedule 4.20(a)(xii)	Retransmission Agreements
Schedule 4.20(a)(xiii)	Other Contracts
Schedule 4.20(b)	Cable and DBS Carriage
Schedule 4.20(c)	Contract with Material Advertisers
Schedule 4.20(d)	Contracts Not Delivered or Made Available to Buyer

Schedule 4.20(g)	Assignability
Schedule 4.21(a)	Station Employees
Schedule 4.21(b)	Penalties or Severance Obligations of Employment Contracts
Schedule 4.21(c)	Labor Disputes; Strikes; Work Stoppages
Schedule 4.21(e)	Labor Relations Claims
Schedule 4.22	Interested Transactions
Schedule 6.2(m)	Capital Expenditures During the Executory Period
Schedule 6.8(a)	Excluded Employees
Schedule 6.8(c)	Severance Payments
Schedule 7.1(d)	Required Consents and Approvals
Schedule 12(A)	Other Excluded Assets

EXHIBITS

Exhibit 8.1(a)	Form of Bill of Sale
Exhibit 8.1(b)	Form of Assignment and Assumption of FCC Licenses
Exhibit 8.1(c)	Form of Assignment of Station Intellectual Property
Exhibit 8.1(d)	Form of Assignment and Assumption Instrument

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 9, 2017, is made and entered into by and among (i) Saga Broadcasting, LLC, a Delaware limited liability company (“Saga Broadcasting”) and Saga Quad States Communications, LLC, a Delaware limited liability company (“Saga Quad States”) (together, Saga Broadcasting and Saga Quad States are the “Seller”), (ii) Evening Telegram Company d/b/a Morgan Murphy Media a Wisconsin corporation (“Buyer”), and (iii) solely as to Section 6.23, Saga Communications, Inc., a Delaware corporation (“Guarantor”).

BACKGROUND:

Saga Broadcasting and Saga Quad States own and operate television broadcast station KAVU-TV in Victoria, TX, FCC Facility ID No. 73101 (“KAVU”), KMOL-LD (FCC Facility ID No. 128455), KQZY-LP (FCC Facility ID No. 127289), KUNU-LD (FCC Facility ID No. 57866), KVTX-LP (FCC Facility ID No. 5842), and KXTS-LD (FCC Facility ID No. 31516) in Victoria, Texas and own certain assets used in the operation of television broadcast station KVCT(TV), Victoria, Texas, FCC Facility ID No. 35846 (“KVCT”);

Saga Quad States owns and operates television broadcast station KOAM-TV in Pittsburg, Kansas, FCC Facility ID No. 58552 (“KOAM”) and owns certain assets used in the operation of television broadcast station KFJX(TV), Pittsburg, Kansas, FCC Facility ID No. 83992 (“KFJX,” and together with KOAM, KAVU, KMOL-LD, KQZY-LP, KUNU-LD, KVTX-LP, KXTS-LD and KVCT-TV, the “Stations”).

Surtsey Media, LLC, a Michigan limited liability company (“Surtsey”), holds the licenses and authorizations issued by the FCC relating to KFJX and KVCT-TV, and owns certain other assets used, useful or held for use in the business or operation of KFJX and KVCT-TV (the “Surtsey Assets”).

Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase and assume from Seller the Assets (which do not include the Surtsey Assets) and the Assumed Liabilities of the Stations (which do not include any Liabilities related to the Surtsey Assets), on the terms and subject to the conditions set forth herein.

AGREEMENT:

In consideration of the above premises, the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Sale and Purchase of Assets.

1.1           Sale of Assets to Buyer. At the Closing, subject to the satisfaction or valid waiver of the conditions set forth in Section 7, Seller shall sell and assign to Buyer and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to the Assets, free and clear of any and all Liens other than Permitted Liens.

1.2           Excluded Assets. Seller shall not transfer, assign or sell, and Buyer shall not purchase or acquire from Seller, any of the Excluded Assets.

1.3          Assumption of Liabilities.

(a)          At the Closing, subject to the satisfaction or valid waiver of the conditions set forth in Section 7, Buyer shall assume, pay, perform and discharge all of the Assumed Liabilities. Buyer shall be entitled to assert any defense against a Third Party with respect to an Assumed Liability. Seller shall make its representatives available for consultation with Buyer as Buyer reasonably may request with respect to any facts in Seller’s possession relevant to such defense relating to periods prior to the Closing upon reasonable notice, during normal business hours, and for reasonable periods of time.

(b)          Buyer shall not assume, and shall not pay, perform or discharge, any other Liabilities or obligations of Seller, relating to the Stations, the Seller or otherwise, and Seller shall retain, pay, perform and discharge all Liabilities or obligations of Seller other than the Assumed Liabilities (including the Retained Liabilities).

1.4          Surtsey Options. Simultaneous with the execution of this Agreement, (i) Seller shall assign the options listed in Schedule 1.4 to purchase the Surtsey Assets from Surtsey (the “Options”) to SagamoreHill Midwest, LLC, a Delaware limited liability company (the “Option Assignee”), (ii) Buyer shall cause the Option Assignee to execute the Options and (iii) Buyer shall cause the Option Assignee to enter into one or more agreements with Surtsey to purchase the Surtsey Assets, such agreements containing substantially the same terms and conditions as this Agreement (collectively, the “Surtsey APA”). In addition, the Surtsey APA shall provide that (i) the closing under the Surtsey APA shall be contemporaneous with and contingent upon the Closing pursuant to this Agreement and (ii) in the event the closing under the Surtsey APA does not occur and the Surtsey APA is terminated (the “Surtsey Termination”), the Option Assignee and Surtsey agree that Option Assignee will immediately, with no restrictions, requirements or qualifications, assign the Options to Seller. Upon the occurrence of the Surtsey Termination, Buyer will cause the Option Assignee to assign the Options to Seller in accordance with the foregoing sentence. The Base Purchase Price, as defined in Section 2.1 hereof, shall be adjusted, up or down, on a dollar-for-dollar basis, by the amount of any adjustment to the Base Purchase Price, as defined and described in the Surtsey APA, from Three Million Three Hundred Seventy-Eight Thousand Five Hundred Seventy Two and 41/100 Dollars ($3,378,572.41) due to the Closing Date (as defined in the Surtsey APA) being on a day other than September 1, 2017.

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2.           Purchase Price.

2.1          Purchase Price. In consideration for the Assets, pursuant to the terms and subject to the conditions of this Agreement, at Closing Buyer shall (i) assume the Assumed Liabilities from Seller and (ii) pay Sixty-Six Million Six Hundred Twenty-One Thousand Four Hundred Twenty-One and 59/100 ($66,621,421.59), subject to adjustments as described in Section 1.4, and in Sections 2.2 and 2.3 (collectively, the “Purchase Price”), as follows: (A) Buyer shall pay Sixty-Three Million One Hundred Twenty-One Thousand Four Hundred Twenty-One and 59/100 ($63,121,421.59) (the “Base Purchase Price”), subject to adjustments as described in Section 1.4, and in Sections 2.2 and 2.3, to Seller in cash; and (B) the APA Deposit Escrow, and at the election of the Buyer, the portion of the interest and earnings thereof specified by the Buyer as a further credit against the Purchase Price, shall be paid by the Escrow Agent to the Seller, by wire transfer of immediately available funds in accordance with the written instructions set forth in the joint instructions. On the date hereof, Buyer has delivered the APA Deposit Escrow to the Escrow Agent to hold in accordance with and subject to the terms of this Agreement and the Deposit Escrow Agreement.

2.2          Prorations as of Closing.

(a)          Subject to the provisions of paragraph (b) below, the Base Purchase Price shall be subject to adjustment to reflect the principle that all revenues, expenses, costs and Liabilities (other than Retained Liabilities) arising from the ownership and operation of the Assets and the business of the Stations, including, without limitation, tower rental, business and license fees, utility charges, real and personal property Taxes and assessments levied against the Assets and rebates thereof, property and equipment rentals, sales commissions or other fees payable, applicable copyright or other fees, including sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets pursuant to this Agreement and except for a party’s income taxes), any accrued expenses, FCC regulatory fees (for which Buyer shall be responsible only for the pro-rated portion of the fees), FCC reimbursements as described in Section 6.2(r) herein, music and other license fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller to effect the principle that Seller shall receive all revenues and shall be responsible for all expenses, costs and Liabilities arising from the ownership and operation of the Assets and allocable to the business of the Stations for the period ended immediately prior to the Effective Time (other than the Assumed Liabilities), and Buyer shall receive all revenues and shall be responsible for all expenses, costs and Assumed Liabilities (but no other Liabilities) arising from the ownership and operation of the Assets and allocable to the business of the Stations, as applicable, for the period commencing immediately on and after the Effective Time. For purposes of such proration, real property Taxes for the Tax year in which the Closing occurs shall be prorated as of the Closing Date in the customary method (as determined by the Title Company) used in the county in which the Owned Real Property is located. If Closing occurs before real property Taxes for the Owned Real Property are fixed for such Tax year, Taxes will be apportioned based upon the Taxes for the preceding year. All utilities will be apportioned based on final meter readings and final invoices if obtainable; otherwise equitably prorated based upon the most recent billing period.

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(b)          Notwithstanding anything else in this Section 2.2 to the contrary, any prorations and adjustments pursuant to Section 2.2(a) shall be subject to the following:

(i)          In no event shall Buyer be liable for any accrued but unused paid time off;

(ii)         There shall be no proration for or in respect of the Excluded Assets or the Retained Liabilities, and Buyer shall not be responsible for any obligation or Liability that is not an Assumed Liability; and

(iii)        Except as otherwise provided in Section 6.8, in no event shall Buyer be liable for any bonus or any other compensation payable to any employees as a result of or in connection with the transaction contemplated herein, including stay or retention bonuses or change of control payments, all of which shall be the responsibility of Seller.

(c)          Notwithstanding anything else in this Section 2.2 to the contrary, there shall be no proration between Buyer and Seller for Programming Agreements, except to the extent that any payment or performance due under a Programming Agreement relates to a payment period that straddles the Effective Time. All Programming Agreements have been amortized in accordance with the Stations’ ordinary course accounting policies. Notwithstanding anything to the contrary contained herein, the current liability for each of the Programming Agreements shall be brought current by Seller as of the Effective Time and no such amounts shall be deferred in such a manner that the liability in respect thereof differs from amounts determined by using the terms of the agreement giving rise to such liability.

2.3          Adjustment to Purchase Price.

(a)          Determination of Estimated Purchase Price Adjustment Statement. Seller shall prepare and deliver to Buyer a written statement of its good faith estimate of (i) any prorations required by Section 2.2(a) and (ii) credits for accrued but unused vacation days and personal days of Transferred Employees as of the Effective Time as described in Section 6.8(b), and the Purchase Price based thereon (the “Estimated Purchase Price Adjustment Statement”) no fewer than five (5) days prior to the Closing Date. The Estimated Purchase Price Adjustment Statement shall be prepared in accordance with GAAP consistently applied and on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Financial Statements; provided, however, that for purposes of Sections 2.3(a), 2.3(b), and 2.3(c) the Estimated Purchase Price Adjustment Statement shall exclude: (i) any proration of income or expense with regard to Accounts Receivable; and (ii) all allowances for bad debts. Seller will afford Buyer reasonable access to all records and work papers used in preparing the Estimated Purchase Price Adjustment Statement and the Buyer will notify Seller of any good faith disagreement with such calculation within three (3) days of receiving the Estimated Purchase Price Adjustment Statement.

(b)          Estimated Purchase Price Adjustment Statement Adjustment. If the Estimated Purchase Price Adjustment Statement requires a decrease in the Base Purchase Price, such adjustment shall be effected by a reduction in the Base Purchase Price. If the Estimated Purchase Price Adjustment Statement requires an increase in the Base Purchase Price, such adjustment shall be effected by an increase in the Base Purchase Price.

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(c)          Determination of Final Purchase Price Adjustment Statement. Within ninety (90) days after the Closing Date, Buyer shall determine, and deliver to Seller, a written statement of (i) any prorations required by Section 2.2(a) and (ii) credits for accrued but unused vacation days and personal days of Transferred Employees as of the Effective Time as described in Section 6.8(b), and the Purchase Price based thereon (the “Final Purchase Price Adjustment Statement”) using the same methodology and the same accounting principles, policies and practices as were used for the Estimated Purchase Price Adjustment Statement, including the exclusion of: (i) all Accounts Receivable; and (ii) all allowances for bad debts. Buyer will afford Seller reasonable access to all records and work papers used in preparing the Final Purchase Price Adjustment Statement.

(d)          Disputes. If, within thirty (30) days following receipt of the Final Purchase Price Adjustment Statement by Seller, Seller has not given Buyer written notice of its objection to any calculation contained therein (which notice shall state the reasonable basis of Seller’s objection and specify the amount of the dispute), then the Final Purchase Price Adjustment Statement and the Purchase Price set forth therein calculated by Buyer shall be binding and conclusive on the parties. If, on the other hand, Seller duly gives Buyer such written notice of objection, and if Seller and Buyer fail to resolve the issues outstanding contained in the Final Purchase Price Adjustment Statement within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to BDO USA, LLP (or, in the event such firm is no longer in existence or is no longer independent with respect to one or both of the parties, such other firm of independent certified public accountants as the parties shall mutually agree) (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.3(a). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may reasonably request and as are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any additional material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a written notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties (absent manifest error) and shall be used in the calculation of the Purchase Price; and (iii) each party shall bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(e)          Final Purchase Price Adjustment. The Purchase Price, as adjusted pursuant to Section 2.3(d), shall be further increased or decreased by the amount, if any, by which the Purchase Price set forth in the Final Purchase Price Adjustment Statement is greater than or less than, respectively, the Purchase Price set forth in the Estimated Purchase Price Adjustment Statement (the “Final Purchase Price Adjustment”). If the Purchase Price set forth in the Final Purchase Price Adjustment requires a decrease in the Base Purchase Price, then such adjustment shall be effected by a payment in cash by Seller to Buyer within five (5) Business Days after the final determination of the Final Purchase Price Adjustment. If the Purchase Price set forth in the Final Purchase Price Adjustment requires an increase in the Base Purchase Price, then such adjustment shall be effected by payment in cash by Buyer to Seller within five (5) Business Days after the final determination of the Final Purchase Price Adjustment.

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2.4          Allocation of Purchase Price. Seller and Buyer shall use commercially reasonable efforts to agree, within one hundred twenty (120) days after the Closing Date, on the allocation of the Purchase Price (and other amounts, including Assumed Liabilities, taken into account as purchase price for tax accounting purposes) among the Assets in accordance with the requirements of Section 1060 of the Code, and the regulations thereunder; provided, however, Buyer may extend such period to one hundred eighty (180) days after the Closing Date if it determines such extension is reasonably necessary in light of any appraisal of the Assets it is conducting after the Closing. If the parties hereto reach agreement with respect to such allocation, the parties agree to (i) jointly complete and separately file IRS Forms 8594 with their respective federal income Tax Returns for the Tax year in which the Closing Date occurs, and (ii) not take a position on any Tax Return that is inconsistent with the terms of any such allocation without the written consent of the other parties. If the parties do not reach agreement with respect to such allocation, then each party shall make its own determination of such allocation for financial and Tax reporting purposes. The parties shall promptly advise each other of the existence of any Tax audit or Litigation related to any allocation hereunder.

3.           Closing.

3.1          Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date, and shall be held at the offices of Seller’s counsel at 10:00 a.m. local time, or at such other time and place as Seller and Buyer may mutually agree. The Closing may also be consummated by the exchange of signature pages by facsimile, by email (in portable document format or other appropriate format) or by overnight mail. Notwithstanding the actual time the deliveries of the parties are made on the Closing Date, the parties agree that the Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m., local time in Pittsburg, Kansas, on the Closing Date (the “Effective Time”).

3.2          Outside Date for Closing. If the Closing has not occurred by May 19, 2018 (the “Outside Termination Date”), then either Seller or Buyer may terminate this Agreement in accordance with Section 10.1(g). If the Closing is postponed pursuant to Section 11, then the date referred to in the previous sentence shall be extended by the period of such permitted postponement.

4.           Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

4.1          Organization, Standing and Foreign Qualification. Seller entities are duly formed, validly existing, and in good standing under the laws of the State of Delaware with the power and authority to carry on the business of the Stations and to own, lease and operate the Assets, and are qualified to do business as a foreign limited liability company in each jurisdiction where such qualification is necessary.

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4.2          Authority and Binding Effect. Seller has the power and authority necessary to enter into and perform its obligations under this Agreement and the other agreements, documents and instruments contemplated hereby to which Seller is a party (the “Seller Other Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and Seller Other Agreements have been approved by all necessary action of Seller. This Agreement has been, and the Seller Other Agreements will be, executed and delivered by duly authorized officers of Seller and constitutes, or will constitute when executed and delivered, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3          Validity of Contemplated Transactions, Restrictions. Except as disclosed on Schedule 4.3, the execution, delivery and performance of this Agreement and the Seller Other Agreements by Seller and the consummation of the transactions contemplated hereby or thereby, will not (i) violate any provision of the certificate of formation or the operating agreement of any Seller entity, (ii) subject to obtaining the FCC Consent, violate, in any Material respect, any Law or Order relating to Seller, to the Stations or to the Assets, (iii) result in a Default under, or require the consent or approval of any party to, any Material Business Contract or any Material License of Seller related to the Stations, (iv) result in the creation or imposition of any Lien on any of the Assets, other than Permitted Liens; or (v) require the consent or approval of, or any Material notice to, any Governmental Authority, except as set forth in Section 6.1 (which section includes the FCC Consent).

4.4          Books And Records. The books of account and other financial Records of Seller pertaining to the ownership and operation of the Stations or of the Assets, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

4.5          Financial Statements. True, correct and complete copies of all of the Financial Statements have been made available to Buyer. The Consolidated Statements are audited and all of the Financial Statements (i) have been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments and the absence of notes in respect of the Financial Statements other than the Consolidated Statements) throughout the periods covered thereby and in accordance with the books and records of Seller, which are complete and correct in all Material respects, (ii) present fairly, in all Material respects, the financial position of Seller as of the dates indicated and the results of its operations and its cash flows for the periods then ended, and (iii) reflect reserves in conformity with GAAP. The Financial Statements contain all adjustments necessary to present fairly, in all Material respects, the financial condition of Seller as of the respective dates indicated and the results of operations of Seller for the respective periods indicated, except that the Interim Financial Statements remain subject to normal audit adjustments and absence of notes. There are no letters from Seller’s auditors to Seller’s board of directors, managers or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement requiring a response thereto.

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4.6          Absence of Undisclosed Liabilities. Seller has no Undisclosed Liabilities related to the Stations or to which the Assets would be subject, except for Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice.

4.7          Absence of Changes. Except as disclosed on Schedule 4.7 (or permitted in accordance with Section 6.2 with respect to matters occurring after the date hereof, but prior to the Closing Date), since the Interim Balance Sheet Date through the date hereof: (a) the business of the Stations has been carried on only in the ordinary course consistent with past practices; (b) there has been no Material Adverse Change, and, to Seller’s Knowledge, there has been no event or circumstance that alone, or in combination with any other event or circumstance, is reasonably likely to result in a Material Adverse Change with respect to the business of the Stations or of the Assets; (c) Seller has not made any Material change in any method of accounting or any accounting principle, policy or practice with respect to the Stations and to the Assets; (d) Seller has not canceled, modified or waived, without receiving payment or performance in full, except for adjustments to Accounts Receivable in the ordinary course of business, any (i) Material Liability owed to Seller with respect to the Stations and to the Assets, including any Accounts Receivable of Seller from any Affiliate or any Related Party to an Affiliate, (ii) Material Litigation Seller may have against other Persons with respect to the Stations or the Assets, or (iii) other Material rights of Seller with respect to the Stations or to the Assets; (e) Seller has not (i) made any Material adverse amendment to or terminated any Material Business Contract or Material License with respect to the Stations or the Assets, (ii) made any increase in compensation paid, payable or to become payable by Seller to its employees of the Stations or created or amended any Employee Benefit Plan, outside of the ordinary course of business consistent with past practices, (iii) incurred Material loss of or to any of the Assets, (iv) sold, assigned, leased or otherwise transferred or disposed of any tangible or intangible assets used or held for use in the operations of the Stations, except for immaterial assets in the ordinary course of business consistent with past practices, or (v) lowered the advertising rates of the Stations in a manner not consistent with past practices or reflective of current market conditions; (f) there has been no change in cable carriage or channel position on any cable or DBS system on which the Stations are carried; (g) there has been no transaction with Seller or its Affiliates or any officer or director of Seller or its Affiliates; and (h) there has been no agreement or arrangement to take any of the actions specified in this Section 4.7, except as expressly contemplated by this Agreement.

4.8          Tax Matters. Except as set forth on Schedule 4.8:

(a)          Seller has filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof and all such Tax Returns were correct and complete in all Material respects, and were prepared in compliance in all Material respects with all applicable Laws and regulations. Seller has paid all required Taxes, other than Taxes not yet due and Taxes being contested in good faith via appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements and the Interim Financial Statements.

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(b)          The reserves for Taxes in the Interim Balance Sheet are accrued in accordance with GAAP and sufficient for the payment of all unpaid Liabilities for Taxes of Seller (whether or not disputed) for all activities that occurred and all assets owned during the periods ended on or before the Interim Balance Sheet Date. Since the Interim Balance Sheet Date, Seller has not incurred any Liability for Taxes other than in the ordinary course of business and no such Tax Liability so incurred is Material. Seller has not been delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority and no Liability is pending or has been assessed, asserted or threatened against Seller or any of the Assets in connection with any Tax, and, to the Knowledge of Seller, there is no basis for any such Liability. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against Seller or any of the Assets, including any claim by any Governmental Authority in any jurisdiction where Seller did not file Tax Returns, and where Seller is or may be subject to or liable for Taxes imposed by that Governmental Authority or jurisdiction. There are no Liens for any Taxes (other than any inchoate Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets or any other assets of Seller.

(c)          No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

(d)          Seller has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

(e)          Seller is not a party to any Tax allocation or sharing agreement. Seller does not have any Liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.

4.9          Title to Assets; Encumbrances; Condition.

(a)          Except as set forth on Schedule 4.9 or shown in the Title Commitments with respect to the Owned Real Property, Seller has good and transferable title to all of the Assets other than the Owned Real Property, and has good and marketable title to the Owned Real Property, in each case, free and clear of any and all Liens, except Permitted Liens. The Assets (i) include all assets that are owned or leased by Seller or any Affiliate of Seller that are primarily related to the business and operation of the Stations as currently operated and (ii) collectively, constitute all of the assets reasonably necessary for the business and operation of the Stations, in the case of each of (i) and (ii) other than the Surtsey Assets, immediately following the Closing in substantially the same manner as presently operated.

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(b)          Each Improvement and each item of tangible Personal Property is in good condition for its present and intended uses and operation, given the age of such property and the use to which such property is put and except to the extent of normal wear and tear and is usable in the ordinary course of business consistent with past practices.

4.10        Real Property.

(a)          Schedule 4.10(a) contains the legal description of each parcel of the Owned Real Property. Except as set forth on Schedule 4.10(a), Seller has granted no option or entered into any contracts with others for the sale, lease or transfer of any Owned Real Property, and no party has any right or option to acquire, or right of first refusal with respect to, any Owned Real Property or any portion thereof.

(b)          Seller does not lease any real property in the operation of the Stations, and no rights under any leases of real property will be transferred to Buyer at Closing.

(c)          To the Knowledge of Seller, except as otherwise shown on the Surveys or reflected in the Title Commitments, each parcel of Owned Real Property has direct access to and from such parcel of Owned Real Property and publicly dedicated streets, roads or highways and such access is not dependent on any land or other real property interest which is not included in the Owned Real Property. Seller has not received written notice from any governmental agency that the current use of the Owned Real Property for the various purposes for which it is presently being used is in breach of any applicable zoning legal requirements. To the Knowledge of Seller, except as otherwise shown on the Surveys or reflected in the Title Commitments, no part of any Improvement on the Owned Real Property encroaches on any real property not included in the Owned Real Property, and there are no buildings, structures, fixtures or other Improvements to the Owned Real Property primarily situated on adjoining property which encroach on any part of the Owned Real Property.

(d)          To the Knowledge of Seller, except as otherwise shown on the Surveys or reflected in the Title Commitments, there are no Material encroachments on or off the Real Property or other Material defects in the title of said Owned Real Property. To Seller’s Knowledge, except as otherwise shown on the Surveys or reflected in the Title Commitments, all Improvements, structures and transmitting facilities of the Stations, including, towers, antennas, guy lines, anchors and other related building, structures, Improvements and appurtenances, are located entirely within the confines of the Owned Real Property or beneficial easements, except for such failures as are not, individually or in the aggregate, Material.

(e)          As of the Closing Date, there will be no Material unrecorded Contracts known to or granted by Seller affecting the Owned Real Property or any part thereof, except for those Material Contracts identified on Schedule 4.20(a)(i), and there will be no Persons in possession of the Owned Real Property or any part thereof other than Seller and the tenants under any income Leases.

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(f)          To the Knowledge of Seller, no claim or right of adverse possession by any Third Party has been claimed with respect to the Owned Real Property, and none of such property is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority nor, to the Knowledge of Seller, has any such sale, condemnation, expropriation or taking been proposed or threatened.

(g)          Seller has received no notice of any outstanding Material violation of Law affecting the Owned Real Property, and to the Knowledge of Seller, no such violation of Law exists.

(h)          Schedule 4.10(h) contains a list as of the date hereof of all title insurance policies held or owned by Seller relating to the Owned Real Property. Copies of all such title insurance policies have been delivered or made available to Buyer by Seller.

4.11        Personal Property.

(a)          Schedule 4.11(a) contains a correct and complete (i) list of each item of Personal Property or (ii) collection of items of Personal Property booked by Seller as part of a single project, in each case that has an original cost in excess of $50,000. Except as disclosed on Schedule 4.11(a), neither the Personal Property nor any of Seller’s right, title or interest therein is affected by any Lien, other than Permitted Liens.

(b)          Schedule 4.11(b) contains a correct and complete description of all Leased Personal Property as of the date hereof. Except as disclosed on Schedule 4.11(b), neither the Leased Personal Property nor any of Seller's right, title or interest therein is affected by any Lien, other than Permitted Liens.

4.12        Intellectual Property. Schedule 4.12 contains a correct and complete list of all of the Registered Station Intellectual Property, all of the call letters for the Stations and any Material common law trademarks included in the Station Intellectual Property. With regard to all Registered Station Intellectual Property, Schedule 4.12 specifies (i) the name of the applicant or registrant of record and the current owner, (ii) the jurisdiction where the application or registration is located (or, in the case of domain names, the registrars with which such domain names are registered), (iii) the application or registration number, (iv) the filing date and issuance, registration, or grant date, and (v) the prosecution or registration statute. All Material Licenses granting any rights with respect to Material Station Intellectual Property are in full force and effect and constitute legal, valid and binding obligations of Seller, and to the Knowledge of Seller, the other respective parties thereto. There have not been and there currently are not any Defaults thereunder by Seller or, to the Knowledge of Seller, any other party thereto. Neither Seller nor any of its Affiliates has, in connection with the business of the Stations, violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others. No Material Station Intellectual Property, as used in the business of the Stations, infringes upon or otherwise violates the rights of others, and no Person has asserted in writing within the twelve (12) months immediately preceding the date of this Agreement a bona-fide claim of such infringement or misuse. Seller has used commercially reasonable efforts to enforce, maintain and protect its interests in and to Station Intellectual Property. Seller has, and upon consummation of the transactions contemplated by this Agreement, Buyer will have, all right, title and interest in (or, subject to the terms of any applicable License, the right to use) the Station Intellectual Property, including the Registered Station Intellectual Property identified on Schedule 4.12. All Material patents, trademarks, trade names, service marks, assumed names, and copyrights and all registrations thereof included in the Registered Station Intellectual Property are valid, subsisting and in full force and effect.

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4.13        Ownership. Franklin Communications, Inc., a Delaware corporation, is the sole member of Saga Quad States and Saga Communications, Inc., a Delaware corporation, is the sole member of Saga Broadcasting. None of the outstanding equity securities of Seller were issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable Law.

4.14        Insurance.

(a)          Schedule 4.14(a) contains a complete and accurate list of all insurance policies held or owned by Seller relating to the business of the Stations or of the Assets and now in force and such schedule indicates the name of the insurer, the type of policy, the amount of the premiums, the term of each policy, and the amounts of coverage and deductible in each case and all outstanding claims thereunder. Correct and complete copies of all such policies have been delivered to Buyer by Seller on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Seller is not now in Material Default regarding the provisions of any such policy, including failure to make timely payment of all premiums due thereon, and has not failed to give any notice or present any claim thereunder in due and timely fashion.

(b)          Schedule 4.14(b) sets forth: (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and (iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)          With respect to any insurance policies held or owned by Seller relating to the business of the Stations or of the Assets, Schedule 4.14(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years: (i) a summary of the loss experienced under each policy of insurance; (ii) a statement describing each claim under a policy of insurance for an amount in excess of Fifty Thousand Dollars ($50,000) which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

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4.15        Bonds, Letters of Credit and Guarantees. Schedule 4.15 contains a complete and accurate list of all bonds, letters of credit, and guarantees issued by Seller, its member or any Third Party for the benefit of Seller and relating to the business of the Stations or of the Assets and now in force or outstanding. Such Schedule 4.15 contains a summary of the terms, amount, cost and reason for issuance of each such bond, letter of credit and guarantee, correct and complete copies of which have been delivered to Buyer by Seller on or before the date of this Agreement. All such bonds, letters of credit and guarantees are in full force and effect and enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither Seller nor, to the Knowledge of Seller, any other party thereto is in Material Default regarding the provisions of any bond, letter of credit or guarantee listed on Schedule 4.15, including the failure to make timely payment of all premiums and fees due thereon, and Seller has not failed to give any notice or present any claim thereunder in due and timely fashion.

4.16        Compliance with Law.

(a)          Except as set forth in Schedule 4.16(a), Seller is in compliance in all Material respects with all Laws, Licenses and Orders applicable to, required of or binding on Seller with respect to the Stations, the business of the Stations or of the Assets, including the FCC Licenses and the Communications Act of 1934, as amended (including, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the rules, regulations, and published policies of the FCC, US communications regulatory agencies (such as public service or utilities commissions) and related interpretations by the federal courts, any state or local communications laws and any applicable laws, rules, regulations and Orders of any applicable state, territorial or foreign public utility commission) (the “Communications Laws”). Seller is qualified to hold all of the FCC Licenses that it holds with respect to the Stations.

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(b)          Except as set forth in Schedule 4.16(b), Seller holds all Licenses, other Material permits and authorizations necessary for or used in the operations of the Stations (other than those stations that are licensed to Surtsey Media, LLC), including all consents, approvals, permits and Licenses required or issued by applicable state or federal communications regulatory agencies, including the FCC, and each of the FCC Licenses is, and each such permit and authorization is, valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. Seller is not subject to any FCC “red light” status and all regulatory fees required to be paid to the FCC by Seller with respect to the Stations have been timely paid. Schedule 1.1(a) contains a true and complete list of the FCC Licenses and Antenna Structure Registrations currently in effect and all such permits and authorizations (showing, in each case, the expiration date). Seller has (i) submitted a registration to FCC’s Antenna Structure Registration Database and (ii) obtained and holds an Antenna Structure Registration number for each of those antenna structures used in the business of the Stations for which Seller is the antenna structure owner and for which such a registration is required to comply with Section 17 of the FCC rules. Except as set forth in Schedule 4.16(b), no action or proceeding, except for rule making proceedings and other proceedings generally applicable to the television industry, is pending for the renewal or modification of any of the FCC Licenses or any of such permits or authorizations, and no application, action, proceeding, investigation or complaint is pending or to Seller’s Knowledge threatened in writing that could reasonably be expected to result in (i) the imposition of any administrative or judicial sanction with respect to the Stations that may adversely affect the rights of Buyer under any such FCC Licenses, permits or authorizations, (ii) the denial of the application for the renewal of the FCC Licenses, (iii) the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such permits or authorizations, or (iv) the issuance of a cease-and-desist Order. Except as set forth in Schedule 4.16(b) there is not issued or outstanding any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to Seller’s Knowledge, threatened against Seller or the Stations by or before the FCC. Seller has the right to the use of the call letters for each Station (other than the Stations licensed to Surtsey Media, LLC) pursuant to the rules and regulations of the FCC. All Material returns, reports and statements required to be filed by Seller with the FCC relating to the Stations have been filed and complied with and are complete and correct in all Material respects as of the date specified in such return, report or statement.

(c)          The operation of the Stations does not expose workers or others to levels of radio frequency radiation in excess of the “Radio Frequency Protection Guides” recommended in “American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz” (ANSI/IEEE C95.1-1992), issued by the American National Standards Institute, and renewal of the FCC Licenses would not constitute a “major action” within the meaning of Section 1.1301, et seq., of the FCC’s rules.

(d)          Seller has not leased, licensed, assigned, conveyed or otherwise encumbered any Station’s digital spectrum or any portion thereof or granted rights to any party other than Surtsey to broadcast on any Station’s digital spectrum or any portion thereof for the provision of any “ancillary or supplementary services” (as the term is defined by the Communications Laws).

(e)          To Seller’s Knowledge, there currently exists no interference to the signal of any Station from other broadcast stations, or from any Station’s signal to other broadcast stations, in each case beyond that permitted by the FCC’s rules and policies and, to Seller’s Knowledge, there are no applications or proceedings pending at the FCC the grant of which would cause objectionable interference to the Stations’ operations with its current facilities, other than what might arise as a result of proceedings that generally affect the television broadcast industry.

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4.17        Environmental. Except as set forth in Schedule 4.17:

(a)          There is no Litigation pending for Environmental Matters or under any Environmental Laws against Seller or, to Seller’s Knowledge, any other Person whose Liability, or any portion thereof, Seller has or may have retained or assumed contractually or by operation of law or, to the Knowledge of Seller, threatened with respect to (i) the ownership, use, condition or operation of the business of the Stations, the Assets, or the Owned Real Property, or (ii) any violation or alleged violation of or Liability or alleged Liability under any Environmental Law or any Order related to Environmental Matters. To Seller’s Knowledge, there are neither existing violations by Seller, nor by any other party, of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the business of the Stations, the Assets, or the Owned Real Property. To the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents at or arising from the Owned Real Property, including any Environmental Matters that could form the basis of (i) any claim against Seller, or (ii) any Litigation against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws Seller has or may have retained or assumed contractually or by operation of Law.

(b)          Seller has not used any of the Assets or Owned Real Property for the handling, treatment, storage, or disposal of any Hazardous Substances other than standard cleaning products used in the ordinary course and in accordance with their instructions.

(c)          To the Knowledge of Seller, no release, discharge, spillage or disposal of any Hazardous Substances by Seller, nor, to the Knowledge of Seller, by any other party, has occurred or is occurring at any Assets or Owned Real Property.

(d)          All underground tanks and other underground storage facilities located at any Owned Real Property of which Seller has Knowledge are listed in Schedule 4.17. Except as set forth on Schedule 4.17, to the Knowledge of Seller, none of such underground tanks or facilities is leaking or has ever leaked.

(e)          Seller has complied with, and complied with all applicable reporting requirements under, in each case, in all Material respects, all Environmental Laws concerning the disposal or release of Hazardous Substances.

(f)          To the Knowledge of Seller, no building or other Improvement or any Owned Real Property contains or has contained any asbestos-containing materials.

(g)          To the Knowledge of Seller, no polychlorinated biphenyls (PCB’s) are or have been used or stored on or in any Owned Real Property.

(h)          Without limiting the generality of any of the foregoing, to Seller’s Knowledge, all on-site and off-site locations where Seller or any of its current or former subsidiaries has stored, disposed or arranged for the disposal of Hazardous Substances removed from the Owned Real Property are identified in Schedule 4.17.

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(i)          Schedule 4.17 lists all environmental site assessments and other studies in Seller’s possession relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the business of the Stations, the Assets or any of the Owned Real Property, and Seller has previously delivered to Buyer a copy of each such assessment and study.

(j)          Notwithstanding any other provision of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in Section 4.17 and Schedule 4.17 are the only representations and warranties given by Seller with respect to Environmental Laws, Environmental Matters or Environmental Claims.

4.18        Litigation and Claims. Except as disclosed on Schedule 4.16(a), Schedule 4.16(b) or Schedule 4.18:

(a)          There is no Litigation pending or, to Seller’s Knowledge, threatened, and Seller has no Knowledge of any basis for any such Litigation or any facts or the occurrence of any event that might give rise to the foregoing;

(b)          There are no outstanding Orders (other than Orders granting, renewing, or modifying FCC Licenses as requested by Seller in an application filed with the FCC) binding upon Seller, the Assets, the business of the Stations or Seller’s securities, other than Orders affecting generally Seller’s industry or segments thereof;

(c)          None of the pending or threatened Litigation disclosed on Schedule 4.18, if adversely determined, would individually or in the aggregate result in a Loss in excess of Thirty Thousand Dollars ($30,000) or would give rise to any claim, recourse or right of indemnification against Buyer as the successor to the Assets or the business of the Stations;

(d)          Except for matters pertaining to the FCC, which are addressed in Section 4.16, there are no pending or threatened in writing investigations or inquiries directed to Seller, the Assets or the business of the Stations by any Governmental Authority. Schedule 4.18 describes all inspection reports, questionnaires, inquiries, demands, requests for information, and claims of violations or noncompliance with any Law received by Seller with respect to the Stations during the two (2) years prior to the date hereof from any Governmental Authority and all written statements or responses of Seller with respect thereto.

(e)          No Litigation has been pending against the Seller during the three (3) years prior to the date hereof that, individually or in the aggregate resulted in a Loss in excess of Thirty Thousand Dollars ($30,000) or granted any injunctive relief against Seller.

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4.19        Employee Benefit Plans.

(a)          Schedule 4.19(a) contains a true, correct and complete list of all Seller Employee Benefit Plans and identifies any such Seller Employee Benefit Plan that is (w) a “Defined Benefit Plan” within the meaning of Section 414(l) of the Code; (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 4.19(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

(b)          True, correct and complete copies of (i) each Seller Employee Benefit Plan and (ii) all rulings, determination letters, no-action letters or advisory opinions from the IRS with respect to Seller Employee Benefit Plans, in each case, have been made available to Buyer.

(c)          Except as set forth in Schedule 4.19(c):

(i)          each Seller Employee Benefit Plan has been administered, in all Material respects, in compliance with its own terms and all applicable Laws. All required contributions for each Seller Employee Benefit Plan have been timely made. There are no Undisclosed Liabilities in respect to Seller Employee Benefit Plans with respect to which Buyer could be liable;

(ii)         each Seller Employee Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that it satisfies the requirements of Section 401(a) or the Seller can rely on an opinion or advisory letter issued to a pre-approved plan sponsor and, to the Knowledge of Seller, no circumstances have occurred that would adversely affect the tax-qualified status of any such Seller Employee Benefit Plan;

(iii)        no Seller Employee Benefit Plan is, or has been in the last three years, subject to Title IV of ERISA or Section 412 of the Code;

(iv)        neither Seller nor any ERISA Affiliate has incurred any withdrawal liability that has not been satisfied with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); and

(v)         Seller does not currently have and has not previously had any obligation to contribute to a Multiemployer Plan;

(vi)        to the Knowledge of Seller, no action taken with respect to any Seller Employee Benefit Plan has caused or resulted in a Prohibited Transaction with respect to which Seller could be liable; and

(vii)       full payment has been made of all amounts that are required under the terms of each Seller Employee Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Seller Employee Benefit Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

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(d)          Except as set forth in Schedule 4.19(d), no Seller Employee Benefit Plan provides severance benefits to current or former Station Employees.

(e)          Except as set forth in Schedule 4.19(e), the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any Station Employees to any payment, (ii) increase the amount of compensation due to any Station Employee, (iii) increase the amount due to any Station Employee under any Seller Employee Benefit Plan, (iv) accelerate the time of vesting of any compensation, stock incentive or other benefit or (v) result in any “parachute payment” under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

(f)          Except as set forth in Schedule 4.19(f), Seller has no liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Station Employee or former Station Employee beyond his or her retirement or other termination of service other than (i) coverage under COBRA, or (ii) disability benefits under any employee welfare plan that have been fully provided for by insurance.

(g)          No action, suit, proceeding, hearing, or investigation of the assets of any such Seller Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

4.20        Contracts.

(a)          Description.

(i)          Real Property. Schedule 4.20(a)(i) is a list or, with respect to oral Contracts, a brief description of, all Material Contracts affecting or relating to the Owned Real Property, other than the income or other Leases described in Schedule 4.10(b).

(ii)         Leased Personal Property. Schedule 4.20(a)(ii) is a list of or, with respect to oral Contracts, a brief description of all Contracts affecting or relating to Leased Personal Property with a value in excess of Ten Thousand Dollars ($10,000), including Contracts evidencing Liens thereon and including those referred to in Schedule 4.9.

(iii)        Purchase Orders–Non-Capital Assets. Schedule 4.20(a)(iii) is a list of all outstanding Contracts for the acquisition or sale of goods, Assets or services that relate to the business of the Stations or the Assets (other than purchase orders or other commitments for the acquisition of capital assets and other than purchase orders and other commitments that do not exceed Ten Thousand Dollars ($10,000) each).

(iv)        Purchase Orders – Capital Assets. Schedule 4.20(a)(iv) is a list of all outstanding Contracts for the acquisition of capital assets that relate to the business of the Stations or the Assets (other than purchase orders and other commitments that do not exceed Ten Thousand Dollars ($10,000) each).

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(v)         Employment; Other Affiliate Contracts. Schedule 4.20(a)(v) contains a list or, with respect to oral Contracts, a brief description of, all Contracts with any employee, officer, agent, consultant, sales representative, distributor, dealer or Affiliate of Seller that relate to the business of the Stations or the Assets (other than those entered into in the ordinary course of business consistent with past practice that are terminable at will by Seller without any Liability).

(vi)        Sales Representatives. Schedule 4.20(a)(vi) is a list of or, with respect to oral Contracts, a brief description of, all Contracts with any agent, broker, sales representative of, or any Person in a similar representative capacity for, Seller that relate to the business of the Stations or the Assets.

(vii)       Powers of Attorney. Schedule 4.20(a)(vii) is a list of, or, with respect to oral Contracts, a brief description of, all powers of attorney given by Seller, whether limited or general, to any Person continuing in effect that relate to any of the Assets or the business of the Stations.

(viii)      Programming and Network Affiliation Agreements. Schedule 4.20(a)(viii) is a list of, or, with respect to oral Contracts, a brief description of all network affiliation agreements of Seller and all Programming Agreements including for each of those agreements the amounts and availability dates of programming and the dollar amount and schedule of any payments thereunder.

(ix)         Barter and Trade Agreements. Schedule 4.20(a)(ix) is a list or, with respect to oral Contracts, a brief description of, in each case to the Knowledge of Seller as of the date of this Agreement, all “barter” and “trade” agreements that relate to the business of the Stations.

(x)          Station Intellectual Property Agreements. Schedule 4.20(a)(x) is a list of, or, with respect to oral Contracts, a brief description of, all Contracts between Seller and any Third Party relating to the development, maintenance or use of any Station Intellectual Property or any of Seller’s Material information technology Assets used in connection with the operation of the Stations, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices solely with respect to internet web sites for the Stations.

(xi)         Sharing Agreements. Schedule 4.20(a)(xi) is a list of any local marketing agreements, joint sales agreements, or similar agreements of Seller that relate to the business of the Stations.

(xii)        Retransmission Agreements. Schedule 4.20(a)(xii) includes a true and complete list of all agreements with operators of cable television and DBS systems pursuant to which Seller has granted to such operators the right to retransmit the Stations’ signals (the “Retransmission Agreements”).

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(xiii)       Any Other Contracts. Schedule 4.20(a)(xiii) is a list of, or, with respect to oral Contracts, a brief description of, any other Contracts of Seller (other than Contracts with Material Advertisers) that relate to the business of the Stations or of the Assets and that: (A) provide for monthly payments by or to Seller in excess of Five Thousand Dollars ($5,000), (B) provide for payments to be made or payments actually made thereunder by or to Seller in any calendar year exceeding Thirty Thousand Dollars ($30,000), (C) require performance by Seller of any obligation for a period of time extending beyond six (6) months from the Closing Date or that are not terminable by Seller without penalty upon sixty (60) days or less notice, (D) evidence, create, guarantee or service indebtedness of Seller or any other Person, (E) establish or provide for any joint venture, partnership or similar arrangement involving Seller, (F) guarantee or endorse the Liabilities of any other Person, (G) contain covenants that purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person, or (H) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)          Cable and DBS Carriage. Except with respect to cable and DBS systems that are parties to Retransmission Agreements, Seller has made a valid, timely election of “must carry” with respect to each cable and DBS system assigned to KOAM’s DMA and on behalf of KAVU with respect to each cable and DBS system assigned to KAVU’s DMA (in each case, with “DMA” as defined in Section 76.55(e)(2) of the FCC’s rules). Except as set forth on Schedule 4.20(b), no cable or DBS system has notified Seller of any signal quality deficiency or copyright indemnity or other prerequisite to carriage of KOAM’s signal or of KAVU’s signal, and no cable or DBS system has notified Seller that it has declined or threatened in writing to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC. To Seller’s Knowledge, no cable system has petitioned the FCC to modify KOAM’s television market or KAVU’s television market, the grant of which petition would result in KOAM or KAVU, as applicable, no longer having “must carry” rights with respect to such cable system.

(c)          Material Advertisers. No Material Advertiser has in writing made or asserted any defense, set off or counterclaim under any of those Contracts between Seller and a Material Advertiser with respect to the Stations or has exercised any option granted to it to cancel or terminate its Contracts with Seller with respect to the Stations or to shorten the term of its Contracts with Seller with respect to the Stations. “Material Advertiser” means any advertiser on the Stations whose payments to Seller with respect to the Stations have exceeded Fifty Thousand Dollars ($50,000) per station annually in the past fiscal year. No Material Advertiser has given written notice to Seller of its intent to modify adversely to Seller its relationship with Seller with respect to the Stations or decrease the advertising purchased from Seller with respect to the Stations. Schedule 4.20(c) is a list of, or, with respect to oral Contracts, a brief description of, any Contracts with Material Advertisers that relate to the business of the Stations and that (i) provide for monthly payments by or to Seller in excess of Fifteen Thousand Dollars ($15,000) or annual payments in excess of Fifty Thousand Dollars ($50,000) or (ii) are otherwise entered into not in the ordinary course of the business of the Stations.

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(d)          Copies. Except as set forth in Schedule 4.20(d), correct and complete copies of all the written Contracts (including any amendments, exhibits, schedules and addenda thereto), and correct and complete descriptions of the Material terms of all oral Contracts, referred to in Section 4.20(a), other than Contracts with Material Advertisers (collectively, the “Material Business Contracts”), have been delivered or made available to Buyer on or before the date hereof.

(e)          No Default. Neither Seller nor, to the Knowledge of Seller, any other party is in Material Default under any of the Material Business Contracts and, to the Knowledge of Seller, there is no basis for any claim of Material Default under any of the foregoing.

(f)          Assurances. Each of the Material Business Contracts is in full force and effect in accordance with its terms and constitutes a valid, legal and binding agreement of Seller, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, to the Knowledge of Seller, represents a valid, legal, binding and enforceable obligation of each of the other parties thereto in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (X) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (Y) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to obtaining any consents required and delivery of notices required thereunder, the continuation, validity and effectiveness of each of the Material Business Contracts will not be adversely affected by the consummation of the transactions contemplated by this Agreement. No party to any of the Material Business Contracts has made or asserted in writing any defense, set off or counterclaim under any of those Material Business Contracts or has exercised any option granted to it to cancel or terminate its Material Business Contracts or to shorten the term of its Material Business Contracts.

(g)          Assignability. Except as set forth on Schedule 4.20(g), each Material Business Contract identified on Schedules 4.20(a)(i) through 4.20(a)(xiii) and each Contract with a Material Advertiser identified on Schedule 4.20(c) and which is to be assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person.

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(h)          Renegotiations. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any Material amounts paid or payable to Seller under current or completed Material Business Contracts, Retransmission Agreements or Contracts with Material Advertisers that would result in an increase of any annual payments by Seller of at least Ten Thousand Dollars ($10,000).

4.21        Labor Matters.

(a)          Schedule 4.21(a) hereto contains a true, correct and complete list of all employees of Seller who have employment duties related to the Stations or to the Assets, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating the date of employment, current title and annual or hourly compensation and commission or bonus program (if applicable), annual paid-time off accrual, paid-time off that is accrued but not used, and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, with respect to each such employee. Each employee set forth on Schedule 4.21(a) hereto who is employed by the Seller immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired to perform services for the Stations or with respect to the Assets following the date hereof who is employed by the Seller immediately prior to the Closing, shall be referred to herein individually as a “Station Employee” and, collectively, as the “Station Employees.” For the purposes of clarity, Seller shall update Schedule 4.21(a) as required by Section 6.11.

(b)          Except as disclosed on Schedule 4.21(b), the employment of all employees of Seller is terminable at will by Seller without any penalty or severance obligation incurred by Seller.

(c)          Except as set forth on Schedule 4.21(c) hereto, there is not pending or, to the Knowledge of Seller, threatened against Seller, any labor dispute, strike or work stoppage relating to the operation of the Stations or of the Assets, and to the Knowledge of Seller there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Stations. Seller has not experienced any labor dispute, strike, work stoppage or other similar significant labor difficulties within the twelve (12) months preceding the date of this Agreement with respect to the Stations or to the Assets.

(d)          (i) Seller is not a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers any Station Employees or former Station Employees, (ii) Seller has not agreed to recognize any union or other collective bargaining unit with respect to any Station Employees, and (iii) no union or other collective bargaining unit has been certified as representing any Station Employees.

(e)          Except as set forth on Schedule 4.21(e), there are no pending or to the Knowledge of Seller, threatened, proceedings, complaints, claims, disputes, investigations or charges relating to any alleged violation of any legal requirement pertaining to labor relations or employment matters relating to Station Employees or former Station Employees, including any allegations or investigations related to the misclassification of any Station Employees as independent contractors or any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, and there is no organizational activity or other labor dispute against or affecting Seller or the facilities;

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(f)          Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement.

(g)          To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

(h)          Seller has complied in all respects with all applicable Laws relating to employment and employment practices, including equal employment opportunity, affirmative action, nondiscrimination, immigration, layoffs, wages, hours, job classifications, benefits, collective bargaining and other requirements under applicable Law, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing.

(i)          To Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Authority.

4.22        Interested Transactions. Except as set forth in Schedule 4.22, none of the Seller entities are party to any Contract with any Affiliate of Seller, any Related Party of any Affiliate of Seller (other than as a member or employee of Seller), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each Contract described in the preceding sentence was negotiated on an arm’s length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 4.22, none of the Persons described in the first sentence of this Section 4.22 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with Seller or the business of the Stations.

4.23        Solvency.

(a)          Seller is solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

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(b)          Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.24        Brokers Or Finders. Neither Seller nor any of its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the contemplated transactions.

4.25        Disclosure. No representation or warranty made by Seller in this Agreement, the Seller Other Agreements, the Schedules or any supplement to the Schedules contains any untrue statement of a Material fact or omits to state a Material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.26        Limitations on Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, (a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4 (INCLUDING THE SCHEDULES AND SUPPLEMENTS THERETO), ANY SELLER OTHER AGREEMENTS OR ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT OR THE SELLER OTHER AGREEMENTS, AS APPLICABLE, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, AND (b) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FUTURE FINANCIAL PERFORMANCE OR RESULTS OF THE OPERATIONS OF THE BUSINESS. BUYER WILL ACQUIRE THE ASSETS WITHOUT ANY REPRESENTATION AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN “AS IS” CONDITION ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

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5.          Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows:

5.1          Buyer’s Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Wisconsin and has the full power and authority to enter into and perform its obligations under this Agreement and the other agreements, documents and instruments contemplated hereby to which Buyer is a party (the “Buyer Other Agreements,” and together with the Seller Other Agreements, the “Other Agreements”) and to consummate the transactions contemplated hereby and thereby.

5.2          Authorization of Agreement. The execution, delivery and performance of this Agreement and the Buyer Other Agreements by Buyer has been duly authorized by all necessary action of Buyer and this Agreement and the Buyer Other Agreements each constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3          Consents of Third Parties. The execution, delivery and performance of this Agreement and the Buyer Other Agreements by Buyer will not:

(a)          conflict with Buyer’s articles of incorporation or bylaws and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any Order, judgment or decree, to which Buyer is a party or by which Buyer is bound, subject to obtaining the FCC Consent; or

(b)          constitute a violation by Buyer of any Law applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement, except for the FCC Consent.

5.4          Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to Buyer’s Knowledge, threatened, or any Order, injunction or decree outstanding, against Buyer or any of its Affiliates that would prevent the consummation of the transactions contemplated by this Agreement.

5.5          Buyer’s Qualification. Buyer is legally, financially, and otherwise qualified to be the licensee of, acquire, own and operate the Stations (other than the Stations currently owned by Surtsey) under the rules and regulations of the FCC and the Communications Laws. Buyer is not aware of any fact that would, under existing Law, including the Communications Laws (a) disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations (other than the Stations currently owned by Surtsey) or (b) cause the FCC to fail to approve in the ordinary course the application for the consent and approval of the FCC necessary for the consummation of the transactions described in this Agreement. No waiver of the Communications Laws is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception to any rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

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5.6          Available Funds. At Closing, upon receipt of the Financing, Buyer will have sufficient cash on hand to fund, and pay in full all amounts necessary for, the consummation of the transactions contemplated by this Agreement, performance of its obligations under this Agreement and all Other Agreements, and satisfaction of all other costs and expenses arising in connection herewith or therewith.

5.7          Financing. Buyer has delivered to Seller a true, correct and complete copy of a commitment letter from Bank of America (the “Lender”; and such commitment letter, the “Commitment Letter”), pursuant to which Lender has agreed, subject only to the express closing conditions set forth therein, to provide debt financing for the transactions contemplated by this Agreement (such financing, and any alternative financing arrangements that Buyer pursues in accordance with Section 6.20, the “Financing”). The Commitment Letter (a) is in full force and effect without amendment or modification, (b) is the legal, valid, binding and enforceable obligations of Buyer and each other party thereto, (c) includes all Material terms relating to the Financing, (d) has not been withdrawn or rescinded in any respect, and (e) all commitment fees required to be paid thereunder have been paid or will be paid in full when due. Except as set forth in the Commitment Letter, there are no other conditions or contingencies to the consummation, and funding the full amount, of the Financing and Buyer has no reason to believe that any condition or contingency to the Commitment Letter will not be satisfied or waived prior to the Closing Date or that the Financing will not be available as of the Closing.

5.8          Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finder’s fees or agents’ commissions or other similar payments in connection with the purchase of Seller’s business or the Assets or the transactions contemplated herein.

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6.          Further Agreements of the Parties

6.1          Filings.

(a)          As soon as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, the parties shall file with the FCC all necessary applications requesting Consent to the transactions contemplated by this Agreement (the “Assignment Application”); the parties shall with due diligence take all reasonable steps necessary to expedite the processing of the Assignment Application and to secure such Consent or approval, including the filing of all appropriate or necessary supplemental filings and amendments and vigorously contesting and opposing any petitions, objections, challenges or requests for reconsideration thereof. Seller shall, to the extent reasonably requested by the FCC, enter into tolling and/or escrow agreements necessary to obtain grant of the Assignment Application. No party hereto shall take any action not contemplated by this Agreement that such party Knows or should Know would adversely affect obtaining the FCC Consent or adversely affect the FCC Consent becoming a Final Order, other than disclosure or similar obligation required by applicable Law. Each party shall promptly provide the other party with true, correct and complete copies of all pleadings, orders, filings or other documents served on them related to the Assignment Application or the FCC Consent. Prior to submitting or making any such correspondence, filing or communication to the FCC or members of its staff, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the FCC and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before the FCC with respect to the transactions contemplated by this Agreement. The terms “Consent” or “FCC Consent” shall mean the action by the FCC or its staff, acting pursuant to delegated authority, granting its consent to the assignment of the FCC Licenses as contemplated by this Agreement. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the Assignment Application to be prepared by it and in connection with the processing thereof.

(b)          The FCC Licenses expire on the date corresponding thereto as set forth in Schedule 1.1(a). If, at any point prior to Closing, an application for the renewal of any FCC License (a “Renewal Application”) must be filed pursuant to the Communications Laws, Seller shall timely execute, file and prosecute with the FCC such Renewal Application in accordance with this Section 6.1(b). Seller shall cause all required pre-filing and post-filing announcements of a Renewal Application to be broadcast at the times required by the FCC’s rules. If the FCC Renewal Application is granted by the FCC subject to a renewal condition, then, without limitation of Sections 6.1(a) or 6.1(b), the term “FCC Consent” shall be deemed to also include the satisfaction of such renewal condition. Buyer acknowledges that, to the extent reasonably necessary to expedite grant by the FCC of any Renewal Application and thereby to facilitate grant of the FCC Renewal Application, Seller, without regard to the application of the FCC Renewal Application policy and as determined by Seller in its sole discretion, shall be permitted to enter into tolling, assignment and assumption or similar agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against the Stations in connection with (i) any pending complaints that the Stations aired programming that contained obscene, indecent or profane material, or (ii) any other enforcement matters against the Stations with respect to which the FCC may permit Seller to enter into a tolling agreement; and, if and to the extent required by the FCC, Buyer agrees to become a party to and to execute such agreements subject to the indemnification obligation of Seller in respect of Retained Liabilities. Buyer and Seller shall consult in good faith with each other prior to Seller entering into any such tolling agreement under this Section 6.1(b); provided, however, that the filing fee for the Assignment Application shall be paid one-half by Buyer and one-half by Seller.

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6.2          Operations of the Stations. From the date of this Agreement through the Closing:

(a)          Seller shall operate the Stations and manage the Assets in the ordinary course of business and consistent with past practices and in conformity and compliance in all Material respects with (i) the FCC Licenses, (ii) the Communications Laws, and (iii) all other Laws or Orders relating to the Stations or the Assets, and Seller shall not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses;

(b)          Seller shall use commercially reasonable efforts, consistent with its past practices, (i) to preserve the business organization of the Stations intact and to preserve the goodwill and business of the advertisers, suppliers and others having business relations with the Stations, (ii) to retain the services of the employees of the Stations, and (iii) to preserve all Station Intellectual Property;

(c)          Seller shall not, other than in the ordinary course of business and consistent with past practice, or except with Buyer’s prior approval or as contemplated or permitted by this Agreement (i) enter into any transaction or incur any Liability or obligation that is Material to the business or operations of the Stations or the Assets or (ii) sell or transfer any of the Assets, other than Assets that have worn out, become obsolete, or been replaced, with other Assets of equal or greater value;

(d)          Seller shall not, except with Buyer’s prior approval, (i) enter into or become obligated under any new Contracts that would create a Liability after the Closing Date of Twenty Five Thousand ($25,000) or more individually or Fifty Thousand ($50,000) or more in the aggregate; (ii) amend, modify, terminate or waive any Material right under any Material Business Contract, Retransmission Agreement or Contract with a Material Advertiser (including any lease or employment Contract), other than as expressly permitted hereunder; (iii) enter into any new time sale agreement for the Stations except in the ordinary course of business for cash, barter or trade and consistent with past practices, (iv) cause or take any action to allow any Material Contract to lapse (other than in accordance with its terms), to be modified in any Materially adverse respect, or otherwise to become impaired in any Material manner, except in the ordinary course of business consistent with past practices, (v) enter into any contract of employment, (vi) grant or agree to grant any general increases in the rates of salaries or compensation payable to Station Employees other than in accordance with past practice and in an aggregate amount of not more than three percent (3%), (vii) grant or agree to grant any specific bonus or increase to any Station Employees other than in accordance with past practice, or (viii) increase benefits under, or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting, modification or acceleration of options or performance awards), or other Employee Benefit Plan (except to the extent necessary to comply with applicable Law or as provided under such Employee Benefit Plan) or amend or modify any Employee Benefit Plan (except to the extent necessary to comply with applicable Law);

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(e)          Seller shall use commercially reasonable efforts to (i) maintain all of the Improvements and the tangible Personal Property in adequate repair, maintenance and condition (normal wear and tear excepted), given the age of such Improvements and tangible Personal Property and the use to which such Improvements and tangible Personal Property are put, and repair or replace, consistent with past practice, any Improvements and tangible Personal Property that may be damaged or destroyed, and (ii) maintain or cause to be maintained insurance on the Assets and the business of the Stations as described in Section 4.14;

(f)          Seller shall confer on a regular and frequent basis with Buyer to report Material operational matters and to report the general status of ongoing operations of the Stations and the Assets and Seller shall promptly notify Buyer in writing of any Material Adverse Change with respect to the Assets or the business of the Stations, or any condition or event that threatens to result in a Material Adverse Change with respect to the Assets or the business of the Stations, of which it is aware;

(g)          Seller shall give Buyer prompt written notice of the occurrence of any of the following: (A) a loss, taking, condemnation, damage or destruction of or to any of the Assets involving an amount in excess of Twenty Five Thousand Dollars ($25,000); (B) the commencement of any proceeding or Litigation at law or in equity or before the FCC or any other Governmental Authority that involves the FCC Licenses, other than proceedings or Litigation of general applicability to the television broadcasting industry; (C) any labor grievance, strike, or other labor dispute; (D) any Material violation by Seller of any Law; or (E) any Material breach, default, claimed default or termination of any Material Business Contract;

(h)          Seller and Buyer shall promptly notify the other in writing upon becoming aware of any Order or decree or any complaint praying for an Order or decree restraining, enjoining or challenging the consummation of this Agreement or the transactions contemplated hereunder (including challenges to the Assignment Application), or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby;

(i)          Seller and Buyer shall each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it so as to permit the prompt consummation of the transactions contemplated hereby; provided that such efforts shall not require Buyer or Seller to expend more than $25,000 and shall not limit the termination rights set forth in Section 10 of this Agreement;

(j)          Seller shall use commercially reasonable efforts to protect the present service areas of the Stations from increased electrical interference from other stations, existing or proposed, and exercise commercially reasonable efforts to maintain carriage of the signals of each Station on all cable and DBS systems on which they are entitled to carriage;

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(k)          Seller shall maintain the existing carriage of the Stations’ signals by cable and DBS systems in the Stations’ designated market areas, shall promptly provide Buyer with copies of all correspondence received after the date hereof with cable and DBS systems to and from Seller with regard to KOAM and to KAVU concerning must carry status, retransmission consent and other matters arising under the Cable Act, the STELA Reauthorization Act of 2014 (“STELAR”), and any successor statutes to STELAR, and shall keep Buyer advised of the status of Material developments in all negotiations by Seller with cable and DBS systems concerning such matters related to KOAM and to KAVU, shall obtain Buyer’s approval of any channel position agreement providing for carriage on any channel other than that on which the Stations historically have been carried, and shall coordinate with Buyer to timely make elections for the upcoming retransmission consent cycle for the Stations;

(l)          Seller shall promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the Station Employees that Seller has Knowledge of;

(m)          except as set forth on Schedule 6.2(m), Seller shall not make or agree or commit to make any capital expenditure greater than Ten Thousand Dollars ($10,000) in connection with any particular project relating to the Stations or to the Assets, or greater than Twenty Five Thousand Dollars ($25,000) in the aggregate;

(n)          Seller shall keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained;

(o)          Seller shall not extend credit to advertisers other than in accordance with the Seller’s usual and customary policy with respect to extending credit for the sale of broadcast time and collecting Accounts Receivable;

(p)          Seller shall promote the programming of the Stations (both on-air and using Third Party media) in the ordinary course of business and in a manner consistent with past practice and will not sell or otherwise dispose of its rights under the Programming Agreements if not in the ordinary course of business consistent with past practices and so long as such disposals individually or in the aggregate do not result in a Material change in the programming content or policies of the Stations;

(q)          Seller shall not agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses; and

(r)          with respect to KAVU, Seller agrees to cooperate with Buyer regarding Seller’s compliance with all FCC rules and policies, as may be amended from time to time, relating to reassignment of KAVU’s channel pursuant to the FCC’s post-incentive auction repacking process. Such cooperation will include, but not be limited to (i) timely filing all applications and other notices required by the FCC, (ii) providing prompt notice to Buyer of the receipt of any communications from the FCC or from third parties related to KAVU’s channel reassignment, (iii) providing to Buyer drafts of any FCC applications, including filings for expense reimbursements and for construction permits, at least five (5) Business Days prior to any filing deadlines, (iv) consultation with Buyer prior to making any Material expenditures related to KAVU’s channel reassignment, and (v) cooperation with Buyer’s efforts, upon consummation of the Closing, to file a new FCC Form 1876 to designate Buyer, or Buyer’s designee, as an entity eligible to receive reimbursements from the FCC of eligible expenses related to the channel reassignment.

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6.3          No Control. Between the date of this Agreement and the Closing, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations, but such operations shall be solely the responsibility of Seller and, subject to the provisions of Section 6.2, shall be in its complete discretion, subject to any of Seller’s obligations under any Agreement that Seller has with Surtsey.

6.4          Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement, except where specific expenses have been otherwise allocated by this Agreement.

6.5          Access to Information.

(a)          Prior to the Closing and for one year following the Closing Date, Buyer and its Representatives may make such reasonable investigation of the property, assets and business of Seller as they relate to the Stations and to the Assets as it and they may desire, and Seller shall give to Buyer and to its counsel, accountants and other representatives, upon reasonable notice, reasonable access during normal business hours to all of the assets, books, commitments, agreements, records and files of Seller relating to the Stations and the Assets, and Seller shall furnish to Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Stations and of the Assets as Buyer reasonably may request. Seller shall also allow and arrange for Buyer and its designees reasonable access, upon reasonable notice and during normal business hours, to consult and meet with Seller and its officers, directors, and managers and the employees, attorneys, accountants and other agents of Seller with respect to the Stations and to the Assets; provided, that the foregoing do not unreasonably disrupt the business of Seller. Except as expressly provided herein, neither Buyer nor any of its agents or representatives shall contact in any manner whatsoever any of Seller’s employees, customers, suppliers, or others having business dealings with Seller or the Stations without the prior written consent of Seller.

(b)          Buyer acknowledges and agrees that it is, has been and continues to be bound by that certain Nondisclosure Agreement, dated February 23, 2016, as amended by the amendments thereto, dated March 13, 2017, by and between Saga Communications, Inc., an Affiliate of Seller, and Morgan Murphy Media and dated May 4, 2017 by and between Saga Communications, Inc., an Affiliate of Seller, Morgan Murphy Media and SagamoreHill Midwest, LLC (the “Non-Disclosure Agreement”).

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6.6          Consents; Assignment of Agreements. Seller shall use commercially reasonable efforts, but shall not be required to pay any consideration, to obtain at the earliest practicable date all consents and approvals referred to in Section 4.3. Buyer agrees to reasonably cooperate with Seller in obtaining all such consents and approvals. If, with respect to any Contract to be assigned to Buyer, a required consent to the assignment is not obtained by the Closing then this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Contract; provided, however, with respect to each such Contract, Seller shall use commercially reasonable efforts to keep it in effect and give Buyer the benefit of it to the same extent as if it had been assigned, and Buyer shall perform Seller’s obligations attributable to the period on or after the Effective Time under the Contract relating to the benefit obtained by Buyer. Nothing in this Agreement shall be construed as an attempt to assign any Contract that is by its terms nonassignable without the consent of the other party. Promptly after receipt of any such consent or approval after the Closing, Seller shall assign such Contract to Buyer, and Buyer shall assume such Contract from Seller.

6.7          Sales Taxes; Transfer and Recording Fees. Each of Seller and Buyer shall pay one-half of (a) all state or local sales, use and similar Taxes payable in connection with the sale and transfer of the Assets, and (b) any stamp or transfer Taxes, real or personal property Taxes or recording fees payable in connection with the sale and transfer of the Assets.

6.8          Employees and Employee Benefit Matters.

(a)          Buyer shall offer employment as of the Closing Date to all Station Employees, other than those Station Employees listed on Schedule 6.8(a). As of the Closing Date, Buyer shall employ each such Station Employee who accepts Buyer’s offer of employment (“Transferred Employees”) at a salary or hourly rate and, if applicable, commissions that are no less than the salary, hourly rate or commission rate as in effect as of the Closing Date. Each Transferred Employee shall be employed on such other terms and conditions and with employee benefits (including benefits of the type described in Section 3(1) of ERISA) that are comparable to those provided to similarly situated employees of Buyer. Buyer shall (i) provide each Transferred Employee credit for years of service with the Seller (or its Affiliates) prior to the Closing for the purpose of eligibility, vesting and benefit accrual (but not for purposes of benefit entitlement under any defined benefit plans) under Buyer’s health, vacation, severance, sick leave and other employee benefit plans and policies and (ii) allow each Transferred Employee to maintain their accrued but unused vacation days and personal days as of the Effective Time as identified in Schedule 4.21(a) and updated at Closing. Notwithstanding anything to the contrary herein, unless employed pursuant to a written agreement which expressly provides that his/her employment with Buyer is not terminable at will, each Transferred Employee shall be an employee at will of Buyer, and nothing in this Section or elsewhere in this Agreement shall guarantee employment with Buyer for any period of time. This Section 6.8 will operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person or entity, including any Transferred Employee or any other employee or former employee of the Seller who performs or performed services in connection with the operation of the Stations. Without limiting the scope of this Section 6.8(a), Buyer shall cause each Transferred Employee (and his or her eligible dependents) to be covered immediately following the Closing, by a group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Internal Revenue Code) on terms and conditions that are comparable to those provided under a group health plan provided to similarly situated employees of Buyer. Such applicable offered group health plan will not limit or exclude coverage on the basis of any preexisting condition of such Transferred Employee or his or her dependents. If requested by Buyer, Seller shall fully cooperate and provide reasonable assistance to Buyer with respect to any duplication by Buyer of any Employee Benefit Plan (or insurance contract related thereto) providing benefits to Transferred Employees. Nothing herein shall require or permit Buyer to assume, sponsor, or continue any Employee Benefit Plan or require Buyer to duplicate any Employee Benefit Plan.

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(b)          At Closing, Buyer will receive a credit against the Purchase Price for accrued but unused vacation days and personal days of Transferred Employees as of the Effective Time.

(c)          From the Closing Date until the first anniversary of the Closing Date, if a Transferred Employee terminates employment with Buyer for any reason that would give rise to the payment of a severance payment as specified on Schedule 6.8(c) attached hereto, Buyer shall provide severance benefits at least equal to those specified on such Schedule 6.8(c). For purposes of the preceding sentence, such Transferred Employee will receive credit for service performed for Seller (or its Affiliates) prior to the Closing Date, and service performed for Buyer after the Closing Date, in connection with the determination of the amount of such severance benefit.

(d)          As of the Closing Date, Buyer shall assume, to the extent required by Law, full responsibility and liability for offering and providing continuation coverage under Section 4980B of the Code with respect to each covered employee, each M&A qualified beneficiary and each other qualified beneficiary thereof who incurs a “qualifying event” (within the meaning of Section 4980B of the Code) on or prior to the Closing Date or is receiving continuation coverage on the Closing Date, provided that each such individual is, or has a qualifying event in connection with, a covered employee whose last employment prior to the qualifying event was associated exclusively with the Stations or with the Assets. For purposes of this Section, each employee of Seller who experiences a loss of health care coverage as the result of the transactions contemplated by this Agreement together with his or her spouse and dependents, if any, shall be deemed eligible for continuation coverage as provided herein.

(e)          Effective as of the Closing Date, Buyer shall have in effect a tax-qualified defined contribution plan or plans which include a qualified cash or deferred arrangement within the meaning of section 401(k) of the Code (“Buyer’s 401(k) Plan”). Immediately prior to the Closing Date, Seller shall cause all of the account balances of the Transferred Employees under Seller's 401(k) Plan (“Seller’s 401(k) Plan”) to become fully vested. Prior to the Closing Date, Seller shall amend Seller’s 401(k) Plan to provide that a severance from employment and/or plan termination does not result in an automatic 401(k) loan default for any Transferred Employee to the extent that such Transferred Employee receives a distribution of his or her 401(k) account balance and rolls over such balance to Buyer’s 401(k) Plan (including any outstanding loans, which will be permitted by Buyer's 401(k) plan), provided that such rollover to Buyer’s 401(k) Plan is completed prior to the last day of the quarter immediately following the Closing Date and in accordance with applicable Law.

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(f)          Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Benefit Plans by such Transferred Employees or their covered dependents prior to the Closing Date.

6.9          Further Assurances.

(a)          At any time and from time to time after the Closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other actions as the other may reasonably request to carry out the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, until the expiration of all applicable statutes of limitation after the Closing, each party shall grant the other reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable Law or request relating to the period during which the other party operated the Stations or managed any of the Assets or as otherwise reasonably required. From and after the Closing, the Buyer shall preserve, for a period of six (6) years from the original date of creation, all books and records of the Seller that are in Buyer’s possession relating to the period prior to the Closing. From and after the Closing, Buyer and the Seller shall afford to each other, and their respective counsel, accountants and other authorized agents and Representatives, during normal business hours reasonable access to the employees, books, records and other data relating to the Stations or the Assets in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person or its Affiliates, and (b) for the preparation of Tax Returns and audits. Buyer shall not dispose of, alter or destroy any such materials without giving forty-five (45) days’ prior written notice to Seller so that Seller may, at Seller’s expense, examine, make copies or take possession of such materials.

(b)          If the Closing shall not have occurred for any reason within the original time period for consummating the assignment of the FCC Licenses pursuant to the FCC Consent, and no party shall have terminated this Agreement, the parties shall jointly request and use commercially reasonable efforts to obtain an extension of the time period for consummating assignment of the FCC Licenses pursuant to the FCC Consent. No extension of the time period for consummating the assignment of the FCC Licenses pursuant to the FCC Consent shall limit the exercise by any party of any right such party may have to terminate the Agreement.

6.10        Additional Financial Statements. Seller shall promptly deliver to Buyer copies of all monthly, quarterly or annual financial statements and weekly pacing reports relating to the Stations or the Assets that may be prepared by it during the period from the date of this Agreement to the Closing Date. All financial statements delivered pursuant to this Section 6.10 shall be in accordance with the books and records of the Stations or the Assets. At a minimum, Seller shall prepare monthly unaudited balance sheets and income statements, to be delivered to Buyer by forty-five (45) days after the end of the month to which such statements relate and weekly pacing reports to be delivered by Seller to Buyer by the third (3rd) day following the end of each broadcast week.

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6.11        Schedules. Ten (10) Business Days before the Closing Date, Seller shall be obligated to supplement any of the Schedules contained in Section 4 hereof with respect to any matter arising after the date hereof that, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that if an event occurs or a matter arises related to any representation or warranty made by Seller in Section 4 hereof that Seller reasonably believes has or will result in a Material Adverse Effect, Seller will promptly provide written notice to Buyer and will promptly update all relevant Schedules relating to such event or matter. Except for the Schedules updated to reflect changes as a result of actions explicitly permitted by the covenants set forth under Section 6.1 and 6.8(b) (“Permitted Updates”), no such supplement shall be deemed to modify the representations or warranties contained in Section 4 or to modify the Schedules as they existed as of the date hereof or on the Closing Date for purposes of any indemnification claims pursuant to Section 9. In the event that Seller delivers updated Schedules after the date that is ten (10) Business Days prior to Closing, Buyer may unilaterally extend the Closing Date if necessary to allow Buyer ten (10) Business Days to review such supplements to the Schedules prior to the Closing Date. Notwithstanding the foregoing, the survival of the representations and warranties and the indemnification rights set forth in Section 9 shall in no event be affected by any supplement, investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, members, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder, except with respect to Permitted Updates.

6.12        Other Offers and Exclusive Dealing. Unless and until this Agreement is terminated prior to Closing pursuant to Section 10, Seller, acting in any capacity, will neither directly nor indirectly, through any Representative (A) solicit, initiate, encourage or entertain submission of proposals or offers from any Person relating to (i) any purchase of the Assets or any portion thereof, other than in the ordinary course of business and other than disposal of equipment no longer used in the operation of the Stations or the Assets, (ii) any merger, sale of substantial assets relating to the Stations (other than the Surtsey Assets), or sale of stock of Seller if the survivor of such merger or acquirer of such stock or assets would not be bound by the terms of this Agreement, (iii) any time brokerage, local marketing, outsourcing, joint sales, shared services, management, marketing or other similar agreement or arrangement related to the Stations, or (iv) any similar transaction involving Seller with respect to the Stations, (B) participate in any discussions or negotiations regarding, or, except as required by a legal or judicial process, furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to consummate any of the transactions described in clauses (A)(i) through (iv) above involving Seller, or (C) approve or undertake any such transaction. Seller shall promptly communicate to Buyer the material terms of any such proposal.

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6.13        Certain Tax Matters.

(a)          Seller shall file all Tax Returns required to be filed by it on or before the Closing Date.

(b)          Buyer, on the one hand, and Seller, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Liability for Taxes.

6.14        Consummation of Transactions; Closing Conditions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all commercially reasonable actions to consummate the transactions contemplated by this Agreement and to satisfy the conditions precedent to Closing set forth in Section 7 of this Agreement at the earliest practicable date.

6.15        Delivery of Books and Records. Seller shall deliver to Buyer at the Closing all original documents, books and records exclusively pertaining to the business of the Stations (the parties hereby agreeing, by way of example and not limitation, that minute books and stock records, and other, similar governance documents, do not constitute documents, books or records exclusively pertaining the business of the Stations and that documents, books and records identified as Excluded Assets will not be delivered to Buyer at Closing) and to the Assets that are legally significant or useful to the business of the Stations and shall deliver copies of all other documents, books and records pertaining to the business of the Stations and to the Assets (other than Excluded Assets). Seller may retain copies of any of the foregoing for its own use. Without limiting the generality of the foregoing, Seller shall deliver to Buyer at the Closing all documents and records relating to the Station Intellectual Property, including the original Certificates of Registration for all letters, patents, trademarks and service marks included within the Registered Station Intellectual Property listed on Schedule 4.12 and all such documents relating thereto along with any other documents necessary to transfer title thereto and to record such transfer before the respective patent and trademark offices or similar Governmental Authorities. Buyer shall retain any and all sales and billing records, accounts payable information, financial work papers and Contracts delivered by Seller to Buyer in accordance with this Section 6.15 for a period of not less than seven (7) years and make all such records available to Seller or their Affiliates, and provide copies thereof (at the requesting Seller’s or Affiliate’s cost), upon reasonable request, such availability and copies not to be unreasonably withheld or delayed. Seller shall retain any and all personnel files and Forms W-2 for Transferred Employees for a period of not less than seven (7) years and make all such files and Forms available to Buyer or its Affiliates, and provide copies thereof (at the requesting Buyer’s or Affiliate’s cost), upon reasonable request, such availability and copies not to be unreasonably withheld or delayed.

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6.16        Title Search; Discharge of Liens; Title Insurance. At or prior to Closing, Seller shall use commercially reasonable efforts to discharge all Liens other than Permitted Liens. Seller has provided to Buyer Lien searches (and shall provide updated searches through a date not more than ten (10) days prior to the Closing Date) of filings made pursuant to Article 9 of the Uniform Commercial Code, tax liens and judgment liens in all jurisdictions where Seller has any Assets. Seller shall deliver to Buyer, within thirty (30) days of the date of this Agreement, title commitments for owner’s and lender’s title insurance policies issued by First American Title Insurance Company (the “Title Company”) with respect to the Owned Real Property sufficient in form to allow Buyer to obtain, at Buyer’s sole cost and expense a standard form of owner’s and lender’s title insurance policies on the Owned Real Property (collectively, the “Title Commitments”). Buyer, at its sole expense, may obtain within thirty (30) days after receipt of the Title Commitments an ALTA survey on each parcel of Owned Real Property (the “Surveys”). The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple title to each parcel of the Owned Real Property subject to Permitted Liens and the Assumed Liabilities, for such amount as Buyer reasonably directs. Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys, provided that, Seller shall not be required to incur any cost, expense or other liability in connection therewith.

Buyer shall have until ten (10) days after receipt of the Title Commitments and the Surveys (to the extent the Surveys are obtained by Buyer within 30 days after receipt of the Title Commitments) to deliver written notice to Seller of Buyer’s objections to any Liens, exceptions, conditions or defects of title unacceptable to Buyer (hereinafter referred to as “Defects”) which may be shown by the Title Commitments or Surveys; otherwise, Buyer shall be deemed satisfied with the Title Commitments and Surveys and the condition of title without any further action by the parties. In the event Buyer so notifies Seller of any Defects (the “Defect Notice”), Seller shall have thirty (30) days from the date of such Defect Notice to cure the Defect or to obtain the Title Company’s agreement to affirmatively insure over such Defect although Seller shall have no obligation to cure, or obtain insurance over, such Defects; provided, however, that Seller and Buyer agree to discuss in good faith options for curing, or obtaining insurance over, such Defects. If Seller does not cure or obtain insurance over any Defect within said thirty (30) day period, or if Seller notifies Buyer that it will not attempt to cure or obtain such insurance, Buyer shall have the option upon notice to Seller not later than three (3) days after the expiration of said thirty (30) day period or such notice from Seller, whichever occurs first, either to (i) terminate this Agreement pursuant to Section 10.1(b) or (ii) accept title to the Owned Real Property as it then is. If Buyer does not notify Seller of its election within said three (3) day period, Buyer shall be deemed to have elected option (ii).

Notwithstanding anything to the contrary contained herein, Seller shall not be required to deliver any instrument or affidavit to the extent such instrument or affidavit would expand the representations and warranties of Seller in Section 4.10 hereof or its obligations, if any, to indemnify the Buyer Indemnified Parties for a breach of such representations or warranties pursuant to this Agreement, and any exceptions resulting therefrom in the Title Commitments shall not constitute or be deemed a failure by Seller to satisfy its obligations under this Section 6.16 with respect to the deliverable condition of the Title Commitments.

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6.17        Payroll Matters.

(a)          Seller and Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (i) Seller shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and Taxes withheld by Seller prior to the Closing Date, and (y) all other employees and former employees of Seller who are not Transferred Employees reflecting all wages paid and Taxes withheld by Seller, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and Taxes withheld by Buyer (or one of its Affiliates) on and after the Closing Date.

(b)          Seller and Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, Seller shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-l (g)(2) of the Code, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(c)          With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Seller on the Closing Date for Transferred Employees and with respect to which Seller has notified Buyer in writing, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by a court or Order which was filed with Seller on or before the Closing Date, to the extent such payroll deductions and payments are in compliance with applicable Law, and Seller will continue to make such payroll deductions and payments to authorized payees as required by Law with respect to all other employees of the Stations who are not Transferred Employees. Seller shall, as soon as practicable after the Closing Date, provide Buyer with such information in the possession of Seller as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 6.17.

6.18        WARN Act. Buyer shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller that occurs before the Closing to constitute a “plant closing” or “mass layoff” under the WARN Act or any similar state or local Law, or to create any liability to Seller for any employment terminations under applicable Law. Notwithstanding anything to the contrary contained herein, Assumed Liabilities assumed by Buyer shall include all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Law with respect to any employees who do not become Transferred Employees as a result of Buyer’s failure to extend offers of employment or continued employment as required by Section 6.8 or in connection with events that occur from and after the Closing, and Buyer shall reimburse Seller for any such amounts or any liabilities thereof incurred by Seller.

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6.19        Qualification and Existence.

(a)          At the Closing, Seller shall deliver to Buyer a certificate of the Secretary of State of the State of Delaware, dated not more than ten (10) days before the Closing Date, stating that Seller is a limited liability company in good standing under the laws of Delaware. The Seller shall also deliver to Buyer at the Closing, a certificate of the appropriate officials of the States of Kansas and Texas, dated not more than ten (10) days before the Closing Date, stating that Seller is duly qualified and in good standing to transact business as a foreign entity as stated in Section 4.1 of this Agreement.

(b)          At the Closing, Buyer shall deliver to Seller a certificate of the Secretary of State of the State of Wisconsin, dated not more than ten (10) days before the Closing Date, stating that Buyer is a corporation in existence under the laws of Wisconsin.

6.20        Financing.

(a)          Buyer shall use commercially reasonable efforts to (i) maintain in full force and effect the Commitment Letter in accordance with the terms thereof, with such Commitment Letter to remain in effect for a 180-day period, subject to renewal; (ii) arrange and obtain the Financing on the terms and conditions described in the Commitment Letter; (iii) negotiate, finalize and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter; (iv) satisfy on a timely basis all conditions applicable to Buyer or the Stations or the Assets in the Commitment Letter and such definitive agreements; (v) consummate the Financing no later than the Closing Date; (vi) comply on a timely basis with its obligations under the Commitment Letter and such definitive agreements and (vii) enforce its rights under the Commitment Letter in the event of a breach by the Financing Sources that impedes or delays the Closing; provided, however, notwithstanding anything contained herein to the contrary, Buyer shall not be required (and shall have no obligation) to pursue litigation or other legal remedies against any Financing Source. Buyer shall provide Seller with copies of all documents relating to the Financing and shall give Buyer prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letter or any definitive agreements relating to the Financing, (B) any actual or potential failure to carry out any of the terms of the Commitment Letter or any such definitive agreements by any party thereto, (C) any actual or threatened termination or repudiation of the Commitment Letter or any such definitive agreements by any party thereto, (D) any material dispute or disagreement between or among any of the parties to the Commitment Letter or any such definitive agreements or (E) the occurrence of an event or development that Buyer expects to have a Material and adverse impact on the ability of Buyer to obtain the Financing. Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letter. Without the prior written consent of Seller, Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the Commitment Letter or fee letters related thereto, or release or consent to the termination of the obligations of the sources of the Financing under the Commitment Letter; provided that Buyer may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, similar entities, as applicable, which had not executed the Commitment Letter as of the date hereof, or otherwise on terms which would not (x) expand the conditions precedent to the Financing as set forth in the Commitment Letter as of the date hereof, (y) delay the Closing or (z) reduce the aggregate amount available under the Commitment Letter below an amount that, when combined with Buyer’s other sources of funds, is sufficient to pay the Purchase Price and all related fees and expenses of Buyer in connection with this Agreement and the transactions contemplated hereby at the Closing).

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(b)          Without limiting the effect of Section 6.20(c), in the event that, notwithstanding the use of commercially reasonable efforts by Buyer to satisfy its obligations under Section 6.20(a), the Commitment Letter expires or is terminated before the Closing Date, or the Financing contemplated by the Commitment Letter otherwise becomes unavailable, in whole or part, for any reason, Buyer shall (i) promptly deliver a written notice of such fact to Seller, including the reasons therefor and the circumstances giving rise thereto (the “Financing Termination Notice”), (ii) use its reasonable best efforts to promptly, and in any event prior to Closing, obtain alternative financing from alternative sources (which alternative financing shall be in an amount at least equal to the Financing or such unavailable portion thereof and which shall not include any conditions to funding or availability that are more onerous than, or in addition to, the conditions set forth in the Commitment Letter that expired or terminated, or for which the Financing contemplated thereby became unavailable); provided, that in no event shall Buyer be obligated to accept any alternative financing with pricing terms or other Material terms and conditions that are Materially less favorable to Buyer, in each case than those set forth in the original Commitment Letter. If Buyer is successful in obtaining such alternative financing, Buyer shall inform Seller of such fact by delivering written notice to Seller. In the event any alternative commitment letters are obtained, (x) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Commitment Letters as modified pursuant to clause (y) below and (y) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter to the extent not superseded by an alternative commitment letter at the time in question and any alternative commitment letters to the extent then in effect. Buyer shall deliver to Seller complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any alternative financing shall be made available to Buyer promptly after Buyer enters into any of the same (it being understood that all such amendments, supplements, other modifications or agreements shall be subject to the last sentence of Section 6.20(a)).

(c)          Buyer acknowledges and agrees that obtaining the Financing or any alternative financing is not a condition to Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independent of the availability of the Financing or any alternative financing. For the avoidance of doubt, if the Financing or any alternative financing has not been obtained, Buyer shall continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 7.1, to consummate the Closing and the other transactions contemplated by this Agreement.

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(d)          Seller acknowledges that Buyer’s Financing Sources may require financial and other pertinent information with respect to the Assets, financial statements and information related to Seller required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations. Seller shall provide such documentation requested in connection with the arrangement of Financing. If Seller fails to provide such documentation and if the failure prevents Buyer from obtaining the Financing, then Buyer shall not be deemed to be in breach of its obligations under Section 6.20(a) of this Agreement.

(e)          Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto; (i) agrees that it will not bring or support any Person or entity, or permit any of its Affiliates to bring or support any entity, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person or entity that has committed or subsequently commits to provide or otherwise enters into agreements in connection with providing debt financing to Buyer or any of its Affiliates (the “Financing Sources,” which defined term for the purposes of this provision shall include the Lender and its respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such debt financial in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment letter and any fee letter related thereto or the performance thereof or the debt financing contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Commitment Letter or the performance thereof or the debt financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter or the performance thereof or the debt financings contemplated thereby; and (iv) Seller and its subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith by a Financing Source, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (v) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to Seller or any of its subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith by a Financing Source, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provisions and Sections 13.2, 13.4 and 13.8 which cross-reference this Section 6.20(e) to the same extent as if the Financing Sources were parties to this Agreement. This Section 6.20 and Sections 13.2, 13.4 and 13.8 may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources.

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6.21        Transfer of Assets. To the extent any of the Assets are owned, leased, used or held for use by an Affiliate of Seller, Seller shall cause such Affiliate to transfer all of Affiliate’s right, title and interest in such Assets to Seller prior to the Closing Date.

6.22        1031 Exchange. Seller may require Buyer, pursuant to Section 1031 of the Code, to pay the Base Purchase Price to a trust or intermediary party designated by Seller, in order that Seller may participate in a tax-deferred exchange of like-kind property. Such election shall be made, if at all, by notice to Buyer not later than twenty (20) days prior to the Closing Date. The parties agree to execute such agreements and other documents as may be necessary to complete and otherwise effectuate Seller’s lawful tax-deferred exchange, provided that (a) Buyer’s obligations hereunder shall not be increased; (b) such documents shall not modify Seller’s or Buyer’s representations, warranties or obligations hereunder; (c) the Purchase Price paid by Buyer shall not be different from that which Buyer would have paid pursuant to Section 2.1, (d) Buyer shall incur no additional cost, expense or liability as a result of its cooperation in such exchange; and (e) Seller shall indemnify and hold harmless Buyer for additional expenses, including, but not limited to, Taxes and closing costs, and any other cost or expense (including reasonable attorneys’ fees) which Buyer may incur as a result of the Purchase Price being paid to a trust or intermediary party rather than to Seller, and the trust’s or intermediary’s subsequent use of the Purchase Price.

6.23        Guaranty. In consideration of the execution and delivery of this Agreement by Buyer, Guarantor does hereby guarantee to Buyer full and prompt payment and performance of the obligations of Seller as set forth in this Agreement and any other agreement, certificate or instrument executed and delivered by Seller pursuant to this Agreement, including, by way of example and not limitation, all obligations under Article 9 hereof (collectively, the “Obligations”), in each case as if the Obligations were direct and primary obligations of Guarantor.

7.          Conditions Precedent to Closing.

7.1          Conditions Precedent to the Obligations of Buyer. Buyer’s obligations to consummate the purchase under this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, except for Section 7.1(c)(i) and (ii)):

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(a)          All representations and warranties of Seller contained in this Agreement and its Schedules shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such date only) except for changes which are permitted or contemplated pursuant to this Agreement or specifically consented to by Buyer in writing; or to the extent that the failure of the representations and warranties of Seller contained in this Agreement to be true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          Seller shall have performed and complied in all Material respects with each obligation, covenant and condition required by this Agreement to be performed or complied with by it prior to or at the Closing, including the documents and instruments required to be delivered by Seller under Section 8.1;

(c)          the FCC Consent (i) shall have been obtained; (ii) shall be in full force and effect; (iii) shall not be subject to any condition or qualification Materially adverse to Buyer or to the operations of the Stations, other than conditions that may be imposed by reason of circumstances or actions of Buyer that constitute a breach of its representations, warranties and covenants under this Agreement; and (iv) shall have become a Final Order (as defined below);

(d)          Seller shall have duly received, without any condition Materially adverse to Buyer, all consents and approvals referred to in Schedule 7.1(d);

(e)          there shall be in effect no Law or injunction or restraining Order issued by a court of competent jurisdiction making it illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement;

(f)          since the date of this Agreement, no event, circumstance or condition has occurred with respect to the business of the Stations or the Assets which has had or is reasonably expected to have a Material Adverse Effect;

(g)          Buyer shall have been furnished with a certificate of an officer or manager of Seller, dated the Closing Date, in form and substance satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and (b) and (f);

(h)          Seller shall have delivered to Buyer an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers and managers of Seller who have executed this Agreement or any of the Seller Other Agreements, which certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer or manager of Seller other than an officer or manager whose incumbency or authority is certified;

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(i)          Buyer shall have received an executed and attested special or limited warranty deed, subject to the Permitted Liens, in commercially reasonable and recordable form in respect of the Owned Real Property (the “Deed”). Seller’s warranty of title in the Deed shall extend only from the date of Seller’s acquisition of the Owned Real Property and only against the lawful claims and demands of all persons claiming by, from, or under the Seller, but against no other claims or persons;

(j)          Seller shall have delivered to Buyer copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Seller, of resolutions adopted by the sole member of Seller approving this Agreement, the Seller Other Agreements and the consummation of the transactions contemplated hereby and thereby;

(k)          Seller shall have delivered to Buyer Title Commitments to the extent specified in Section 6.16 with respect to each parcel of Owned Real Property and each Leased Real Property;

(l)          Seller shall have delivered titles to any owned motor vehicles;

(m)          The sale of the Surtsey Assets by Surtsey to Option Assignee pursuant to one or more asset purchase agreements entered into simultaneously with the execution of this Agreement as described in Section 1.4 hereof (the “Related Transactions”), shall have been consummated or will be consummated simultaneously with the Closing;

(n)          Seller shall have delivered a Tax Clearance Certificate;

(o)          Liens on the Assets granted under the Pledge and Security Agreement relating to that certain Credit Agreement dated as of August 18, 2015 among Guarantor, as Borrower, and JPMorgan Chase Bank, N.A., as Administrative Agent, et al. shall be released; and

(p)          Liens on the Assets of Surtsey Media, LLC granted under the Security Agreement relating to that certain Loan Agreement dated as of April 27, 2010, including any amendments thereto, among Surtsey Media, LLC, as Borrower, and the Huntington National Bank shall be released.

For the purpose of this Agreement, “Final Order” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any court or administrative agency or by the FCC is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for rehearing, reconsideration or review has expired (or if any such appeal, request, petition or similar document has been filed, the FCC action has been upheld in a proceeding pursuant thereto and no additional rehearing, review or reconsideration may be sought).

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7.2          Conditions Precedent to the Obligations of Seller. Seller’s obligation to consummate the sale under this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, except for Section 7.2(g)(i) and (ii)):

(a)          all representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such date only);

(b)          Buyer shall have performed and complied in all Material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including the documents and instruments required to be delivered by Buyer under Section 8.2;

(c)          there shall be in effect no Law or injunction or restraining Order issued by a court of competent jurisdiction making it illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement;

(d)          Seller shall have been furnished with a certificate of an officer of Buyer, dated the Closing Date, in form and substance satisfactory to Seller, certifying to the fulfillment of the conditions set forth in Sections 7.2(a) and (b);

(e)          Buyer shall have delivered to Seller copies certified by its duly qualified and acting Secretary or Assistant Secretary, of resolutions adopted by its board members, approving this Agreement, the Buyer Other Agreements and the consummation of the transactions contemplated hereby and thereby;

(f)          Buyer shall have delivered to Seller an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all its officers who have executed this Agreement or any of the Buyer Other Agreements, which certificate shall contain specimens of the signatures of such officers and shall be executed by an officer other than an officer whose incumbency or authority is certified;

(g)          the FCC Consent (i) shall have been obtained, (ii) shall be in full force and effect, and (iii) shall not be subject to any condition or qualification Materially adverse to Seller, other than conditions that may be imposed by reason or circumstances or actions of Seller that constitute a breach of its representations, warranties and covenants under this Agreement; and

(h)          each of the Related Transactions shall have been consummated or will be consummated simultaneously with the Closing.

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8.          Transactions at the Closing.

8.1          Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)          One or more duly executed Bills of Sale, substantially in the form of Exhibit 8.1(a);

(b)          A duly executed Assignment of FCC Licenses, substantially in the form of Exhibit 8.1(b);

(c)          A duly executed Assignment of Station Intellectual Property, substantially in the form of Exhibit 8.1(c);

(d)          A duly executed Assignment and Assumption, substantially in the form of Exhibit 8.1(d) (the “Assignment and Assumption Instrument”);

(e)          the certificates referred to in Section 7.1(g) and (h);

(f)          copies of all consents and approvals received by Seller pursuant to Section 6.6;

(g)          standard, customary documentation (including certain affidavits of Seller in favor of the Title Company) that may be reasonably requested by the Title Company in connection with Buyer obtaining title insurance policies relating to the Owned Real Property, excluding any indemnity and with such other changes as negotiated by Seller and the Title Company;

(h)          certificates of non-foreign status for Seller satisfying the requirements of Treasury Regulations Section 1.1445-2(b);

(i)          the duly executed Deed;

(j)          any state, county and local transfer tax declarations and forms required by Law to be executed by Seller; and

(k)          such other documents, including deeds or other instruments of transfer and assignment, and such mortgage discharges, termination letters and UCC-3 termination statements, all in form and substance reasonably satisfactory to Buyer and its counsel, as may reasonably be requested by Buyer or its counsel in order to effect the closing of transactions contemplated by this Agreement duly executed by Seller.

8.2          Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)          wire transfer of funds in the amount provided in Section 2.1;

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(b)          instruments, including the Assignment and Assumption Instrument and the Real Property Assignment and Assumption Instrument in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer shall assume the obligations of Seller to be assumed by Buyer pursuant to Section 1.3;

(c)          a copy of resolutions of the board of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

(d)          the certificates referred to in Section 7.2(d), (e) and (f);

(e)          any state, county and local transfer tax declarations and forms required by Law to be executed by Buyer; and

(f)          such other documents as may reasonably be requested by Seller or its counsel in order to effect the closing of transactions contemplated by this Agreement, including the joint instructions, duly executed by Buyer.

9.          Survival of Representations and Warranties; Indemnification.

9.1          Survival. All of the representations and warranties of the parties hereto contained in this Agreement and any claims related to the performance of any covenant or agreement of the parties contained in this Agreement prior to or at the Closing shall survive the Closing Date and shall terminate and expire eighteen (18) months after the Closing Date provided, however, the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.3, and the first sentence of Section 4.9(a) and of Buyer set forth in Section 5.1 and 5.2 (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely. The covenants and agreements of the parties set forth in this Agreement to be performed after the Closing shall survive the Closing until fully performed and discharged. The applicable period of such survival set forth in this Section 9.1 subsequent to Closing is referred to as the “Survival Period”.

9.2          Indemnification.

(a)          Subject to Sections 9.1, 9.3, 9.4 and this Section 9.2, Seller agrees to defend, indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, managers, members, employees, counsel, agents, Affiliates, successors and assigns (collectively, “Buyer Indemnified Parties”) against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following:

(i)          any inaccuracy in any representation or warranty made by Seller in this Agreement or the Seller Other Agreements, including any inaccuracy caused by a supplement to the Schedules pursuant to Section 6.11;

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(ii)         any breach of, or failure to perform, any covenant or agreement made or to be performed by Seller in this Agreement or the Seller Other Agreements; and

(iii)        any Retained Liability or any failure by Seller to carry out, perform, pay, discharge or otherwise fulfill any of the Retained Liabilities.

(b)          Subject to Sections 9.1, 9.3, 9.4 and this Section 9.2, Buyer agrees to defend, indemnify and hold harmless Seller and its Affiliates and each of their respective shareholders, members, managers, officers, directors, employees, counsel, agents, Affiliates, successors and assigns (collectively, “Seller Indemnified Parties”) against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following:

(i)          any misrepresentation by Buyer or any breach by Buyer of any representation or warranty contained in this Agreement or the Buyer Other Agreements;

(ii)         any breach of, or failure to perform, any covenant or agreement made or to be performed by Buyer in this Agreement or the Buyer Other Agreements; and

(iii)        Buyer’s failure to pay, perform and discharge when due any of the Assumed Liabilities or the Contract Liabilities, subject to the provisions of Section 1.3(a).

(c)          The procedures for indemnification under this Agreement shall be as follows:

(i)          Any of the Buyer Indemnified Parties or the Seller Indemnified Parties claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, specifying in reasonable detail the factual basis for the claim, and the amount thereof, estimated in good faith, all with reasonable particularity. If the claim relates to an action, suit or proceeding filed by another Person against Claimant, then such notice shall be given by Claimant within ten (10) Business Days after written notice of such action, suit or proceeding was given to Claimant and shall include true and complete copies of all suit, service and claim documents, all other relevant documents in the possession of the Claimant; provided, however, that the failure or delay of the Claimant to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9 unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(ii)         With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have forty-five (45) days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such forty-five (45) day period to the validity and amount of such claim, then the Indemnifying Party shall promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the Claimant and the Indemnifying Party do not agree within such forty-five (45) day period, then the Claimant may seek appropriate remedy at law or equity, as applicable, subject to the terms and limitations hereof.

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(iii)        With respect to any claim by any other Person against the Claimant (a “Third Party Claim”), the Indemnifying Party shall have the right at its own expense, (if and only if (I) the Indemnifying Party shall have confirmed in writing that it is fully obligated thereunder to the extent provided in this Agreement to indemnify the Claimant with respect to such Third Party Claim and (II) the Third Party Claim does not arise in connection with any criminal proceeding, action, indictment, allegation or investigation) to participate in or assume control of the defense of such claim, and the Claimant shall reasonably cooperate with the Indemnifying Party; provided, however, that the Claimant shall be entitled to participate in any such defense with separate counsel at the expense of the Claimant if in the reasonable opinion of counsel to the Claimant a conflict or potential conflict exists between the Claimant and the Indemnifying Party that would make such separate representation advisable. If the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above within such thirty (30) day period or, upon petition by the Claimant, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim, then the Claimant may employ counsel (plus one local counsel in any jurisdiction in any single Third Party Claim if the Claimant determines in its reasonable discretion such local counsel is necessary) to represent or defend it in any such Third Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one counsel (plus one local counsel in any jurisdiction in any single claim if the Claimant determines in its reasonable discretion such local counsel is necessary) for all Claimants in any jurisdiction in any single Third Party Claim. In any Third Party Claim with respect to which indemnification is being sought hereunder and in which the Claimant has assumed the defense of such Third Party Claim, the Indemnifying Party shall have the right to participate in such matter and to retain its own counsel at such Indemnifying Party’s own expense. The Indemnifying Party or the Claimant, as the case may be, shall at all times use its reasonable efforts to keep the Indemnifying Party or the Claimant, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. The Claimant shall make available to the Indemnifying Party or its Representatives all Records and other materials in Claimant’s possession or control reasonably necessary and requested by Indemnifying Party for Indemnifying Party’s use in defending any Third Party Claim.

9.3          Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to indemnify the other with respect to an aggregate claim for Losses under Section 9.2(a)(i) or Section 9.2(b)(i), other than in respect of Fundamental Representations, as applicable, unless the aggregate sum of such Losses plus comparable Losses pursuant to the asset purchase agreement(s) for the Related Transactions exceed Four Hundred Twenty-Five Thousand Dollars ($425,000), and only for amounts in excess thereof; provided, however, that the foregoing threshold amounts shall not apply to any Losses which result from or arise out of fraud.

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9.4          Further Limitation on Liability.

(a)          Notwithstanding anything to the contrary in this Agreement, the aggregate Liability for Losses of Seller to the Buyer Indemnified Parties under Section 9.2(a)(i) for indemnification under this Agreement and for similar indemnification obligations pursuant to the asset purchase agreements(s) for the Related Transactions, other than in respect of Fundamental Representations (and Fundamental Representations (as defined therein) under the asset purchase agreement(s) for the Related Transactions), shall be limited to an amount equal to Seven Million Dollars ($7,000,000).

(b)          Notwithstanding anything to the contrary in this Agreement, the aggregate Liability for Losses under Section 9.2(b)(i) of Buyer to the Seller Indemnified Parties for indemnification under this Agreement and for similar indemnification obligations pursuant to the asset purchase agreement(s) for the Related Transactions, other than in respect of Fundamental Representations (and Fundamental Representations (as defined therein) under the asset purchase agreement(s) for the Related Transactions), shall be limited to an amount equal to Seven Million Dollars ($7,000,000).

(c)          The amount of any Losses that are subject to indemnification under this Section 9 shall be calculated net of (i) the amount of any insurance proceeds actually received by the Buyer Indemnified Party in connection with such Losses or any of the events or circumstances giving rise or otherwise related to such Losses, net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all out-of-pocket costs of collection of any such proceeds, or (ii) any Tax benefits actually realized by the Buyer Indemnified Party (or any of its Affiliates) in connection with such Losses or any of the events of circumstances giving rise or otherwise related to such Losses. The Buyer Indemnified Parties shall use commercially reasonable efforts to obtain any such insurance proceeds or tax benefits and to otherwise mitigate Losses. If any such insurance proceeds or tax benefits are received or realized by any Buyer Indemnified Party (or any of its Affiliates) after receiving payment or reimbursement for any Losses hereunder, Buyer shall cause to be paid to Seller an amount equal to the lesser of such insurance proceeds or tax benefits or the amount of such Losses previously paid or reimbursed.

(d)          Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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9.5          Exclusive Remedy. The sole and exclusive remedy for the Buyer and any other Buyer Indemnified Parties, on the one hand, and the Seller and any other Seller Indemnified Parties, on the other hand, for any claim or Loss (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or agreement contained herein or in any of the Other Agreements or otherwise arising out of or in connection with the transactions contemplated by this Agreement and the Other Agreements or the operation of the Stations or the ownership of the Assets shall be a claim for indemnification pursuant to this Section 9; provided, however, that nothing herein shall be deemed to limit any rights or remedies that any party may have against the other for fraud.

10.         Termination; Etc.

10.1        Termination. Except with respect to provisions that expressly survive termination, this Agreement may be terminated at any time prior to the Closing:

(a)          by written agreement of Buyer and Seller;

(b)          by Buyer, if Seller is in Material breach or default of its representations, warranties, covenants or obligations under this Agreement, including without limitation Seller’s obligations under Section 6.16 with respect to the removal of Defects and Seller’s obligations under Section 6.20(d), and such Material breach or default on the part of Seller shall not have been cured by Seller or waived by Buyer within thirty (30) days after written notice thereof from Buyer to Seller, provided that Seller shall have no right to any such cure period with respect to any Material breach or default of Seller’s obligations to execute and deliver the agreements, certificates, instruments and documents of Seller set forth in this Agreement, including Sections 7.1 and 8.1; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if Buyer is then in Material breach or default of any of its representations, warranties, covenants or obligations under this Agreement to an extent which would give Seller the right not to close pursuant to Section 10.1(c);

(c)          by Seller, if Buyer is in Material breach or default of its representations, warranties, covenants or obligations under this Agreement, and such breach or default on the part of Buyer shall not have been cured by Buyer or waived by Seller within thirty (30) days after written notice thereof from Seller to Buyer, provided that Buyer shall have no right to any such cure period with respect to any breach or default of Buyer’s obligations to execute and deliver the agreements, certificates, instruments and documents of Buyer set forth in this Agreement, including Sections 7.2 and 8.2 or pay the Purchase Price; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Seller is then in Material breach or default of any of its representations, warranties, covenants or obligations under this Agreement to an extent which would give Buyer the right not to close pursuant to Section 10.1(b);

(d)          by Seller in the event Buyer has not consummated the Financing by the Closing Date (a “Financing Failure”), unless Seller has terminated this Agreement pursuant to Section 10.1(c) due to a Material breach or default by Buyer other than a Financing Failure;

(e)          by Buyer or Seller if the FCC designates for a hearing the Assignment Application for FCC Consent contemplated by this Agreement;

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(f)          by Buyer or Seller if any of the asset purchase agreements for the Related Transactions are terminated in accordance with their terms; or

(g)          by Buyer or Seller if the Closing has not occurred on or before the Outside Termination Date, as the same may have been extended as provided in Section 3.2.

10.2        Effect of Termination.

(a)          If this Agreement is terminated by either or both of Buyer or Seller pursuant to Section 10.1, prompt written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further liability of, and action by, any of the parties hereto, other than as expressly set forth in this Section 10.

(b)          If this Agreement is terminated by Seller pursuant to (i) Section 10.1(c) or (ii) Section 10.1(d); provided that with respect to clause (ii) only if Financing Failure occurs for a reason other than a breach by Seller under Section 6.20(d) of this Agreement and all other conditions to Buyer’s obligation to Close set forth in Section 7.1 have been satisfied (other than (1) those that by their nature are to be met at Closing and for which Seller is prepared to satisfy at the Closing, and (2) those not met as a result of the Buyer’s breach of any representation, warranty, or obligation under this Agreement) have been satisfied, then in either case of clause (i) or clause (ii), Seller shall have the right to receive, and shall be paid, the APA Deposit Escrow (plus any interest that has accrued thereon), which shall serve as liquidated damages to Seller and, anything to the contrary in this Agreement notwithstanding, shall be the sole and exclusive remedy of Seller for Buyer’s failure to consummate the Closing for any of the reasons set forth in this Section 10.2(b) (it being acknowledged and agreed such liquidated damages have been computed and estimated as a reasonable forecast of probable actual loss to Seller in such event because of the difficulty of estimating with exactness the damages that would actually result and not as a penalty) and neither Buyer nor Seller shall have any recourse against the other, or against any Financing Source, including any right to pursue any legal or equitable remedy for breach of contract or otherwise (except for the terms and provisions of this Agreement that survive such termination).

(c)          If this Agreement is terminated by Buyer pursuant to (i) Section 10.1(b) or (ii) Section 10.1(g), provided that, with respect to clauses (ii) only, only if Seller is in Material breach or default of its representations, warranties, covenants or obligations under this Agreement and Buyer is not in Material breach or default of any of its representations, warranties, covenants or obligations under this Agreement, then the APA Deposit Escrow shall be returned to Buyer and neither party shall be relieved of any liability for any breach of contract or otherwise except as provided in Section 9.5 hereof.

(d)          If this Agreement is terminated pursuant to Section 10.1(a), (e) or (f), then the APA Deposit Escrow shall be returned to Buyer, and neither Buyer nor Seller shall have any recourse against the other, including any right to pursue any legal or equitable remedy for breach of contract or otherwise (except for the terms and provisions of this Agreement that survive such termination).

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(e)          If this Agreement is terminated by Seller or Buyer pursuant to Section 10.1(g) and neither Buyer nor Seller are in Material breach or default of any of their respective representations, warranties, covenants or obligations under this Agreement, then the APA Deposit Escrow shall be returned to Buyer and neither Buyer nor Seller shall have any recourse against the other, including any right to pursue any legal or equitable remedy for breach of contract or otherwise (except for the terms and provisions of this Agreement that survive such termination).

(f)          If this Agreement is terminated by Buyer or Seller pursuant to Sections 10.1(b) through 10.1(d) at such point that each of Buyer, on the one hand, and Seller, on the other hand, is in Material breach or default of its representations, warranties, covenants or obligations under this Agreement, then the APA Deposit Escrow shall be returned to Buyer and then neither Buyer nor Seller shall have any recourse against the other, including any right to pursue any legal or equitable remedy for breach of contract or otherwise (except for the terms and provisions of this Agreement that survive such termination).

(g)          If this Agreement is terminated by Seller pursuant to Section 10.1(g), and Buyer is in Material breach or default of its representations, warranties, covenants or obligations under this Agreement, Seller shall have the right to receive, and shall be paid, the APA Deposit Escrow (plus any interest that has accrued thereon), which shall serve as liquidated damages to Seller and, anything to the contrary in this Agreement notwithstanding, shall be the sole and exclusive remedy of Seller for Buyer’s failure to consummate the Closing for any of the reasons set forth in this Section 10.2(g) (it being acknowledged and agreed such liquidated damages have been computed and estimated as a reasonable forecast of probable actual loss to Seller in such event because of the difficulty of estimating with exactness the damages that would actually result and not as a penalty) and neither Buyer nor Seller shall have any recourse against the other, including any right to pursue any legal or equitable remedy for breach of contract or otherwise (except for the terms and provisions of this Agreement that survive such termination).

(h)          Notwithstanding any termination of this Agreement pursuant to this Section 10, the obligations of the parties described in Sections 6.4, 6.5(b) and this Section 10 will survive any such termination. Notwithstanding any termination of this Agreement pursuant to Section 10.1, except as set forth in Section 10.2, no such termination of this Agreement will relieve any party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

(i)          Each party agrees to take such action as is necessary or desirable to effectuate the payment of the APA Deposit Escrow as set forth in this Section 10.2, including promptly providing to the Deposit Escrow Agent written instructions related to the payment thereof in the manner set forth in the Deposit Escrow Agreement.

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10.3        Specific Performance. The parties recognize and agree that each party has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the rights and benefits conferred upon Buyer and Seller herein are unique, and that damages may not be adequate to compensate either party in the event the other party refuses to consummate the transactions contemplated hereunder in accordance with the terms and conditions hereof. The parties therefore agree that, in addition to any and all remedies expressly set forth herein, prior to Closing Buyer and Seller shall each be entitled, at its option and in lieu of terminating this Agreement pursuant to Section 10.1, to have this Agreement specifically enforced by a court of competent jurisdiction.

11.         Risk of Loss. The risk of loss or damage to any of the Assets shall be on Seller prior to the Closing and thereafter shall be on Buyer. If any Material Asset is damaged or destroyed prior to the Closing Date (any such event being referred to as an “Event of Loss”), Seller shall promptly notify Buyer in writing of the Event of Loss. The notice shall specify with particularity the loss or damage incurred, the cause of the Event of Loss, if known or reasonably ascertainable, and the applicable insurance coverage, if any. If Seller elects in its sole discretion to repair, replace or restore the Asset and the Asset so damaged or destroyed cannot be completely repaired, replaced or restored by the scheduled date of the Closing but can be accomplished within ninety (90) days after that date, the date of the Closing shall be postponed for up to that ninety (90)-day period to allow Seller an opportunity to repair, replace or restore the Asset. If Seller does not elect to repair, replace or restore the Asset or if the repair, replacement or restoration cannot be accomplished within that ninety (90)-day period or if the Stations are off of the air for twelve (12) days within any thirty (30) day period, Buyer may elect, by written notice to Seller within twenty (20) days after Buyer has received notice that an Event of Loss has occurred or that the repair, replacement or restoration cannot be so completed, for the parties to proceed to Closing, and Seller shall reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the damaged Assets or assign to Buyer the applicable portion of any insurance proceeds not previously expended by Seller to repair or replace the damaged Asset after the Effective Time.

12.         Definitions. The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

“Accounts Receivable” means all accounts receivable, notes receivable and other monies due to Seller for sales and deliveries of goods, performance of services, sale of advertisements, broadcast time and programming, digital advertising services, and other business transactions (whether or not on the books of Seller) related to the Stations arising prior to the Effective Time and any claim, remedy or other right related to any of the foregoing.

“Affiliate” of a Person means (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner, member, officer, manager, agent employee or relative of such Person. For the purposes of this definition “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership or voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the Preamble.

“Antenna Structure Registrations” means all registrations of antenna structures issued by the FCC to Seller relating to the operation of the Stations listed on Schedule 1.1(a).

“APA Deposit Escrow” means that certain Three Million Five Hundred Thousand Dollar ($3,500,000) payment to the Deposit Escrow Agent to hold in escrow pursuant to the terms of the Deposit Escrow Agreement.

“Assets” means all of the assets of Seller used, directly or indirectly, useful or held for use in the operation of the business of the Stations (excluding only the Excluded Assets), which assets include Seller’s right, title and interest to the following:

(a)          the FCC Licenses (including any pending applications therefor or renewals thereof) related to the Stations, including those listed on Schedule 1.1(a) and the Antenna Structure Registrations;

(b)          the Licenses (including any pending applications therefor or renewals thereof) of Seller (other than the FCC Licenses) related, directly or indirectly, to the Stations, the operations of the Stations or the other Assets, including those listed on Schedule 1.1(b);

(c)          all the Stations’ equipment (including computers and office equipment), transmitting towers, transmitters, supplies, vehicles, furniture, fixtures and leasehold improvements, improvements on land being acquired by Buyer pursuant to Section 1.1, and all other tangible personal property, wherever located, in each case that is owned by Seller and used exclusively in the operation of the Stations, including, but not limited to, the items listed on Schedule 1.1(b);

(d)          all Owned Real Property;

(e)          all Station Intellectual Property, excluding rights under Programming Agreements;

(f)          all rights of Seller under leases, commitments and other agreements affecting the business and operations of the Stations or the Assets, including (i) all commitments and other agreements relating to the acquisition of programming rights for the Stations, including rights to the film and videotape prints of motion pictures and television programs, with respect to programming currently being broadcast or currently scheduled to be broadcast by the Stations (“Programming Agreements”), (ii) all commitments and other agreements relating to the sale of broadcast and advertising time on the Stations, (iii) all network affiliation agreements related to the Stations, (iv) the leases, commitments and other agreements listed on Schedules 4.20(a)(i) through 4.20(a)(xiii), (v) any other leases, commitments and other agreements relating exclusively to the business and operations of the Stations or the Assets that are entered into consistent with the provisions of Section 6.2 between the date of this Agreement and the Closing Date and (vi) any other outstanding offers or solicitations made by or to Seller to enter into any lease, commitment or agreement affecting the Stations or the Assets;

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(g)          all of Seller’s rights in connection with any “barter” transactions and “trade” agreements affecting to the Stations;

(h)          all of Seller’s rights under manufacturers’ and vendors’ warranties to the extent relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets;

(i)          all files, logs and business records of every kind to the extent relating to the operations of the Stations and owned by Seller, including, but not limited to, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, sales correspondence, lists of advertisers, promotional materials, credit and sales records, and copies of personnel files for Transferred Employees;

(j)          all Seller’s Contracts relating to or affecting the operations of the Stations or the Assets, and all outstanding offers or solicitations made by or to Seller to enter into any Contract affecting the Stations or the Assets;

(k)          all Seller’s insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(l)          all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(m)          all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not otherwise Excluded Assets;

“Assignment and Assumption Instrument” has the meaning set forth in Section 8.1(d).

“Assignment Application” has the meaning set forth in Section 6.1(a).

“Assumed Liabilities” means (1) all of the Contract Liabilities to the extent such liabilities arise on or after the Effective Time, (2) those obligations and Liabilities relating to Transferred Employees to the extent provided for in Section 6.8, and (3) any Liabilities exclusively relating to the Stations or to the Assets that arise with respect to events occurring after the Effective Time (including, by way of example and not limitation, any Environmental Matter) and that relate to the period from or after the Effective Time.

“Base Purchase Price” has the meaning set forth in Section 2.1.

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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in New York City.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“Buyer Other Agreements” has the meaning set forth in Section 5.2.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.8(e).

“Cable Act” shall mean the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, as amended.

“Claimant” has the meaning set forth in Section 9.2(c)(i).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date that is ten (10) days after all conditions set forth in Section 7.1(c) have been satisfied or such date as the parties may mutually agree.

“COBRA” means the provisions of Code section 4980B and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letter” has the meaning set forth in Section 5.7.

“Commonly Controlled Entity” means any entity which is under common control with the Seller within the meaning of Code section 414(b), (c), (m), or (o).

“Communications Laws” has the meaning set forth in Section 4.16.

“Computer Software” means all computer programs, materials, tapes, source code and object code, Databases and compilations, including data and collections of data, whether machine-readable or otherwise and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto.

“Consent” or “FCC Consent” has the meaning set forth in Section 6.1.

“Consolidated Statements” has the meaning set forth in the definition of “Financial Statements.”

“Contract” means any written or oral contract, agreement, understanding, lease, usufruct, license, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

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“Contract Liabilities” means all of the obligations and Liabilities of Seller with respect to the operation of the Stations to the extent arising as of or after the Effective Time under the Contracts that constitute assets being sold and assigned to Buyer pursuant to Section 1.1.

“Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor.

“DBS” means direct-broadcast satellite.

“Default” means (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or License or to accelerate, increase, or impose any Liability under any Contract or License.

“Defect Notice” has the meaning set forth in Section 6.16.

“Defects” has the meaning set forth in Section 6.16.

“Deposit Escrow Agreement” means that certain escrow agreement entered into as of the date of this Agreement by and among the Escrow Agent, Seller and Buyer with respect to the APA Deposit Escrow.

“Dispute Notice” has the meaning set forth in Section 13.9(c).

“Disputes” has the meaning set forth in Section 13.9(a).

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, fringe benefit, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA), which Seller or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has Liability under or to which it is otherwise a party and which covers or otherwise provides benefits to any employees or former employees of the Seller who provide or provided services relating to the operation of the Stations (or their dependents and beneficiaries).

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“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

“Environmental Matter” means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment from or onto the Owned Real Property, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including but not limited to asbestos, in any building, structure or workplace on the Real Property or otherwise on, in or under any of the Owned Real Property.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Person or any of its subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means First Business Trust and Investments.

“Estimated Purchase Price Adjustment Statement” has the meaning set forth in Section 2.3(a).

“Event of Loss” has the meaning set forth in Section 11.

“Excluded Assets” means all of the following assets and properties of Seller:

(a)          Accounts Receivable;

(b)          all cash and cash equivalents;

(c)          Seller’s corporate records; payroll records, personnel files and Forms W-2 (including, by way of example and not limitation, payroll records, personnel files and Forms W-2 for or regarding Transferred Employees), and other books and records that relate to internal corporate matters of Seller, and all original Tax returns of Seller, and duplicate copies of any records as are necessary or desirable to enable Seller to prepare and file Tax returns and reports and financial statements deemed necessary or desirable by Seller; and

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(d)          Seller’s Employee Benefit Plans, and any assets thereof;

(e)          current portion of Seller’s deferred taxes;

(f)          Seller’s prepaid business (including, liability, business interruption and the like), group and other insurance policies, premiums and recoveries;

(g)          assets of Seller and its Affiliates not used in the operation of the Stations;

(h)          all rights and claims of Seller to the extent relating to any other Excluded Asset or any Retained Liability or any obligation of Buyer to indemnify Seller, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Excluded Asset or Retained Liability;

(i)          all assets disposed of between the date of this Agreement and the Closing Date permitted by and in accordance with Section 6.2 of this Agreement; and

(j)          those assets listed on Schedule 12(A).

“FCC” means the United States Federal Communications Commission or any successor thereto or replacement therefore.

“FCC Licenses” means all licenses, permits and authorizations issued to Seller by the FCC relating to the operation of any of the Stations, or any pending applications, including those listed on Schedule 1.1(a) and any renewals or modifications thereof between the date hereof and Closing.

“Final Order” has the meaning set forth in Section 7.1.

“Final Purchase Price Adjustment” has the meaning set forth in Section 2.3(e).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.3(c).

“Financial Statements” means (a) the unaudited balance sheet and related statements of operations of the Stations for the fiscal years ended December 2014, December 2015, and December 2016, (b) the consolidated audited balance sheet and related statements of operations of Saga Communications, Inc. and its subsidiaries for the fiscal years ended December 2014, December 2015, and December 2016 (the “Consolidated Statements”), and (c) the unaudited balance sheets and related statement of operations of the Stations as of March 31, 2017, and the related statements of operations for the year and three-month period then ended (such Financial Statements described in subsection (c) of this definition sometimes referred to herein as the “Interim Financial Statements”).

“Financing” has the meaning set forth in Section 5.7.

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“Financing Failure” has the meaning set forth in 10.1(g).

“Financing Sources” has the meaning set forth in Section 6.20(e).

“Financing Termination Notice” has the meaning set forth in Section 6.20(b).

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles consistently applied in the United States of America.

“Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body of competent jurisdiction.

“Guarantor” has the meaning set forth in the preamble above.

“Hazardous Substance” means any hazardous or toxic substance, material, or waste (as those terms are defined by any applicable Environmental Laws), including petroleum, petroleum products, oil, hydrocarbon, radioactive matter or any other pollutants, contaminants or regulated materials.

“Improvements” means all buildings, structures, fixtures and other improvements included in the Owned Real Property.

“Indemnifying Party” has the meaning set forth in Section 9.2(c)(i).

“Independent Accountants” has the meaning set forth in Section 2.3(d).

“Intellectual Property” means the following and rights with respect to the following: (i) patents and pending patent applications, together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, jingles, slogans, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) Computer Software, and (vi) internet domain names and internet web site addresses and all related web site content.

“Interim Balance Sheet” means the interim balance sheet of Seller as of March 31, 2017 included in the Interim Financial Statements.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“Interim Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

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“IRS” means the Internal Revenue Service of the United States of America.

“KFJX” has the meaning set forth in the Background.

“Knowledge” (or any variation of the word “Know”) means, (i) with respect to Seller and any Seller entities, the actual knowledge, without inquiry, of Edward K. Christian, Samuel D. Bush, Warren S. Lada, Danny Thomas and Jeff Pryor and, (ii) with respect to Buyer, the actual knowledge, without inquiry, of Elizabeth M. Burns, Brian Burns and Glenn Krieg.

“KVCT” has the meaning set forth in Section 7.1(m).

“Law” means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

“Leased Personal Property” means all Personal Property that is not owned by Seller that Seller either uses or has the right to use.

“Lender” has the meaning set forth in Section 5.7.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing issued by a Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

“Lien” means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting the business of the Stations, the Assets (including Contracts relating to the Stations), or the transactions contemplated by this Agreement.

“Loss” means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, damages, liabilities, costs or expenses (including (i) penalties and reasonable attorneys’ fees and expenses and (iii) consultant’s fees and other costs of defense or investigation).

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“Material” or “Materially” shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

“Material Adverse Change” or “Material Adverse Effect” means with respect to Seller any Material adverse change in or effect on (i) the business, operations, assets, Liabilities, condition (financial or otherwise), results of operations of the Stations, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Seller Other Agreements to which Seller is or will be a party, or (iii) the ability of Seller to perform any of its obligations under this Agreement or any of the Seller Other Agreements to which it is or will be a party, if such change or effect impairs the ability of such Seller to perform its obligations hereunder or thereunder, taken as a whole, except in any case (i) through (iii), for any such changes or effects resulting directly or indirectly from (A) the transactions contemplated by this Agreement or the taking of any action contemplated by or required by this Agreement, (B) the announcement or other permitted disclosure of the transactions contemplated by this Agreement, (C) any federal or state governmental actions, including, without limitation, proposed or enacted legislation or other regulatory changes affecting the industry as a whole, as long as such changes do not have a substantially disproportionate effect on the Stations or the Assets, (D) matters generally applicable to the television broadcasting industry, or changes in general economic conditions nationally (including, without limitation, financial and capital markets) so long as such conditions do not have a substantially disproportionate effect on the Stations or the Assets, (E) actions taken by Buyer or its Affiliates or (F) global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof.

“Material Advertisers” has the meaning set forth in Section 4.20(f).

“Material Business Contracts” has the meaning set forth in Section 4.20(d).

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) of ERISA) to which a Person or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

“Non-Disclosure Agreement” has the meaning set forth in Section 6.5(b).

“Obligations” has the meaning set forth in Section 6.23.

“Options” has the meaning set forth in Section 1.4.

“Option Assignee” has the meaning set forth in Section 1.4.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

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“Other Agreements” has the meaning set forth in Section 5.2.

“Outside Termination Date” has the meaning set forth in Section 3.2.

“Owned Real Property” means the parcels of land described on Schedule 4.10(a), together with all buildings, structures, Improvements, fixtures, easements and other rights and interests appurtenant thereto.

“Permitted Lien” means (i) liens for Taxes not yet due and payable; (ii) inchoate statutory liens that were created in the ordinary course of business and which will be discharged prior to Closing; (iii) restrictions imposed by Governmental Authorities under applicable Law; (iv) zoning, building or similar restrictions relating to or affecting property; (v) those liens that exist as of the date of this Agreement that secure amounts owed by Seller to its creditors for indebtedness for borrowed money that are to be discharged and released simultaneously with the Closing or for which arrangements therefor have been made as of Closing or for which the relevant creditors have agreed in writing to authorize Seller or Buyer to arrange for their release simultaneously with the Closing or for which arrangements therefor have been made as of Closing; (vi) easements, rights-of-way, covenants, conditions, restrictions, reservations, agreements, notifications, oil & gas leases, mineral rights, water rights and other matters of record affecting title to Owned Real Property; (vii) exceptions to title set forth in the Title Commitments to which Buyer does not object or to which objection was made by Buyer but waived as provided herein; (viii) any matters which an accurate survey or inspection of the Owned Real Property would disclose, including matters set forth on the Surveys (if any) to which Buyer does not object or to which objection was made by Buyer but waived as provided herein; (ix) the rights of the public and of any governmental unit in any part of the Owned Real Property taken, used or deeded for street, road, highway, wetland, utility or drainage purposes; (x) any Liens or other matters arising from Buyer’s inspections of the Owned Real Property; and (xi) statutory liens that were created in the ordinary course of business and that secure only amounts or obligations that are not due and payable as of the date in question.

“Permitted Updates” has the meaning set forth in Section 6.11.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

“Personal Property” means collectively all of the personal property or interests therein owned, leased, used or controlled by Seller and used in the operation of the Stations or the Assets including machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, fixtures, vehicles, leasehold improvements and all other tangible personal property.

“Programming Agreement” has the meaning set forth in the definition of “Assets.”

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“Prohibited Transaction” means a transaction that is prohibited under Section 406 of ERISA (and not exempt under Section 408 of ERISA or the regulations thereunder) or Section 4975 of the Code (and not exempt under Section 4975(d) of the Code or the regulations thereunder).

“Purchase Price” has the meaning set forth in Section 2.1.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered Station Intellectual Property” means the Station Intellectual Property that has been registered with, or for which an application for registration has been submitted to, the United States Patent and Trademark Office (or any corresponding state agency), the United States Copyright Office or any domain name registrar.

“Related Party” means any of the following: (a) each individual who is, or who has in the past two (2) years been, an officer of the Seller; (b) any spouse, parent, child or sibling of each of the individuals referred to in clause “(a)” above; and (c) any Person (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling interest or a voting or equity interest material to such Person.

“Related Transactions” has the meaning set forth in Section 7.1(m).

“Renewal Application” has the meaning set forth in Section 6.1(b).

“Representatives” with respect to any Person means the Affiliates of such Person and the members, shareholders, directors, managers, officers, principals, employees, agents, advisors and other representatives of such Person and its Affiliates.

“Retained Liabilities” means any and all Liabilities of Seller that are not an Assumed Liability, including the following:

(a)          any Liabilities for any Taxes of Seller;

(b)          any Liabilities relating to current or former assets of Seller not being acquired by Buyer pursuant to this Agreement, including the Excluded Assets;

(c)          except as provided in Section 6.6, any Contract of Seller not validly assigned to Buyer;

(d)          any Liability incurred by Seller as a result of any Default by Seller under any provision of this Agreement or the Seller Other Agreements or any Default in existence prior to the Closing under any Contract that is part of the Assets;

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(e)          except as provided in Section 6.8, any Liability of Seller to pay bonuses or other compensation to employees of Seller on account of the transactions contemplated by this Agreement;

(f)          any Undisclosed Liability;

(g)          except as provided in Section 6.8, any Liability of Seller or an Affiliate of Seller, of any nature whatsoever, to any current or former officer, director, manager, employee, member, shareholder, partner of Seller or such Affiliate of Seller;

(h)          except for the Assumed Liabilities, any Liability of Seller (including any Liability relating to any Litigation) relating to, based upon, or arising out of (A) the conduct of the business of the Stations or the ownership of the Assets prior to the Closing Date or (B) any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed prior to the Closing Date, whether or not then known, due or payable and whether or not disclosed, in this Agreement or the Seller Other Agreements, to the extent related to the period prior to the Closing Date;

(i)          any Liability that Buyer may incur in connection with any Litigation brought against Buyer under the Worker Adjustment and Retraining Notification Act or any similar Law that relates to actions taken by Seller with regard to any employees or any site employment;

(j)          any of the events, circumstances, or conditions described in Schedule 4.17, or any Liability arising from any Environmental Matter occurring prior to the Effective Time;

(k)          except as provided in Section 6.8, any Liability of Seller under or relating to any Employee Benefit Plan;

(l)          any claim by any broker, finder or other Person employed or allegedly employed by Seller in connection with the transactions contemplated by this Agreement; or

(m)          any Liability related to an Excluded Asset.

“Retransmission Agreements” has the meaning set forth in Section 4.20(a)(xii).

“Seller” has the meaning set forth in the preamble above.

“Seller Employee Benefit Plan” means each Employee Benefit Plan that Seller maintains or contributes to on behalf of its employees.

“Seller Indemnified Party” has the meaning set forth in Section 9.2(b).

“Seller Other Agreements” has the meaning set forth in Section 4.2.

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“Seller's 401(k) Plan” has the meaning set forth in Section 6.8(e).

“Station” has the meaning set forth in the Background.

“Station Employee” has the meaning set forth in Section 4.21.

“Station Intellectual Property” means the Intellectual Property owned, licensed or used by or on behalf of Seller solely in connection with the operation of the Stations (excluding any Intellectual Property included in the Surtsey Assets).

“STELAR” has the meaning set forth in Section 6.2(k).

“Surtsey” has the meaning set forth in the Background.

“Surtsey APA” has the meaning set forth in Section 1.4.

“Surtsey Assets” has the meaning set forth in the Background.

“Surtsey Termination” has the meaning set forth in Section 1.4.

“Surveys” has the meaning set forth in Section 6.16.

“Tax” or “Taxes” federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Clearance Certificate” means a tax clearance letter from the Delaware Department of Revenue stating that no sales taxes are due or that any such liabilities have been paid, in each case, to the State of Delaware.

“Tax Returns” means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

“Third Party” or “Third Parties” means any Person that is not Buyer, Seller or an Affiliate of Buyer or Seller.

“Third Party Claim” has the meaning set forth in Section 9.2(c).

“Title Commitments” has the meaning set forth in Section 6.16.

“Title Company” has the meaning set forth in Section 6.16.

“Transferred Employees” has the meaning set forth in Section 6.8(a).

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“Treasury Regulations” means the final temporary regulations promulgated under the Code by the United States Department of the Treasury, as amended and in effect from time to time.

“Undisclosed Liabilities” means any Liability related to the Stations as of the date of determination that is not appropriately reflected or reserved against in the Financial Statements or disclosed in a Schedule, including any liabilities or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued.

“WARN Act” has the meaning set forth in Section 4.21(f).

13.         Miscellaneous.

13.1        Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given (i) when delivered personally, the date of receipt when mailed by registered mail, return receipt requested, (iii) the date of delivery when sent by a nationally recognized overnight courier service or (iv) the date of transmission when delivered by electronic transmission (such as fax or email), in each case, between the hours of 9:00 AM and 5:00 PM EST (or EDT as applicable) (any delivery after 5:00 PM EST (or EDT as applicable) will be considered delivered the next day) to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

If to Buyer:

Brian Burns, Vice President/Chief Operating Officer

Evening Telegram Company d/b/a Morgan Murphy Media

7025 Raymond Road

Madison, WI 53719

Email: brian@embtv.com

and with a copy (which will not constitute notice) to:

Richard Burns, Esq.

VP of Business Affairs and General Counsel

6227 E. Villa Cassandra Way

Cave Creek, AZ 85331

Facsimile: 480-488-7443

Email: richard@embtv.com

and

Jonathan E. Allen, Esq.

Rini O’Neil, PC

1200 New Hampshire Avenue, NW

Suite 600

Washington, DC 20036

Phone: 202-955-3933

Email: jallen@telecommediatechlaw.com

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If to Seller or Guarantor:

Saga Quad States Communications, LLC

c/o Saga Communications, Inc.

73 Kercheval Avenue, Suite 201

Grosse Pointe Farms, Michigan 48236

Attention: Samuel D. Bush

Fax: (313) 886-7150

Phone: (313) 886-7070

Email: sbush@sagacom.com

and with a copy (which will not constitute notice) to:

Smithwick & Belenduik, P.C.

5028 Wisconsin Avenue, NW

Suite 301

Washington, D.C. 20016

Attn: Gary S. Smithwick, Esq.

Fax: (202) 363-4266

Phone: (202) 363-4560

E-mail: gsmithwick@fccworld.com

and

Bodman PLC

201 W. Big Beaver Road, Suite 500

Troy, Michigan 48084

Attn: David C. Stone, Esq.

Phone: (248) 743-6045

Fax: (248) 743-6002

E-mail: dstone@bodmanlaw.com

13.2        Entire Agreement. This Agreement and the Other Agreements (including the Non-Disclosure Agreement), including the Schedules and Exhibits thereto, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement between them relating to that subject matter, and cannot be changed or terminated orally. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby and no amendment, modification or waiver to this Section 13.2 or Sections 6.20(e), 13.4 and 13.8 or any other amendment that is adverse to any Financing Source shall be made without the consent of such Financing Source.

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13.3        Headings. The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

13.4        Governing Law. Except as set forth in Section 6.20(e), this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its principles of conflict of law to the extent they would result in the application of the laws of another jurisdiction.

13.5        Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

13.6        Assignment. No party may assign this Agreement or any of its rights, interests or obligations or delegate any of its duties under this Agreement without the consent of the other; provided, however, that, without the consent of Seller, Buyer may (i) assign this Agreement, in whole or in part to any direct or indirect wholly-owned subsidiary of Buyer or to any Affiliate of so long as such Affiliate is sufficiently related to Buyer so than an assignment from Buyer to such Affiliate can appropriately be requested through FCC Form 316 or any successor form, (ii) collaterally assign all or any portion of its rights under this Agreement to its lender or lenders, equity sponsor or sponsors or other financing source or sources in connection with obtaining any financing (or any refinancing thereof), and (iii) after the Closing, to any purchaser(s) of all or substantially all of the Assets from Buyer; provided, however, that in any case (i), (ii) or (iii) such assignment does not terminate Buyer's indemnification obligations or Buyer's other obligations and liabilities under this Agreement.

13.7        Publicity. No party shall publish, issue or make any press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, which shall not be withheld or delayed unreasonably; provided, however, that (i) nothing contained in this Agreement shall prevent any party, after notification to the other party to the extent legally permissible, from making any filings with Governmental Authorities, as required by applicable Law (including securities Laws) and applicable stock exchange rules that, based on advice of legal counsel, may be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) Seller shall be permitted to publish and broadcast public notices concerning the filing of the Assignment Application in accordance with the requirements of Section 73.3580 of the FCC’s rules.

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13.8        Jurisdiction. Except as set forth in Section 6.20(e), the courts of the State of Delaware in New Castle County and the United States District Court for the District of Delaware shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 13.1) or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any Person other than the parties to this Agreement.

13.9        Dispute Resolution.

(a)          The resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 13.9; provided, however, that this Section 13.9 shall not preclude or delay any party from seeking injunctive relief in a court of competent jurisdiction without complying with the following provisions of this Section 13.9.

(b)          The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration or otherwise.

(c)          The party asserting a Dispute shall deliver to the other party a written notice setting forth the basis for the issue in detail, and identifying the section of this Agreement (the “Dispute Notice”). Within ten (10) Business Days of receipt of a Dispute Notice, the issue shall be elevated to a designated panel of four individuals, two representatives from Buyer and two individuals from Seller, with all such individuals familiar with the Stations. The panel may be assisted by other advisors, including accountants, attorneys, and employees, in its discussions and review. Such representatives shall be empowered and authorized to bind their respective companies with respect to the matter in dispute, and to settle the issue on behalf of their respective companies. These representatives shall for thirty (30) Business Days after receipt of the Dispute Notice, confer and in good faith make a reasonable effort to resolve the issue.

(d)          In the event that a Dispute remains unsettled after the procedures set forth in Section 13.9(c), a party hereto may commence proceedings hereunder in any court specified in Section 13.8.

13.10      Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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13.11      Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument. Delivery of a signature page hereto by facsimile transmission or other method of electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

13.12      Rules of Construction. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to “party” and “parties” shall be deemed references to parties to this Agreement unless the context shall otherwise require. Except as specifically otherwise provided in this Agreement, a reference to an Article, Annex, Section, Schedule or Exhibit is a reference to an Article, Annex, Section, Schedule or Exhibit of this Agreement. The term “or” is used in its inclusive sense (“and/or”) and, together with the terms “either” and “any” shall not be exclusive. When used in this Agreement, words such as “herein,” “hereinafter,” “hereby,” “hereof,” “hereto,” “hereunder” and words of similar import shall refer to this Agreement as a whole, including Annexes, Schedules and Exhibits hereto, and not to any particular provision of this Agreement, unless the context clearly requires otherwise. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All Schedules to this Agreement are incorporated by reference and made a part of this Agreement. Disclosure of information included on any Schedule (or portion of any Schedule) shall be considered disclosures for all other Schedules (or other portions of other Schedules) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedules (or other portions of Schedules). In addition, (a) the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (b) disclosure of a particular matter on any Schedule shall not be construed to mean that such matter is Material or would reasonably be expected to have a Material Adverse Effect.

13.13      No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

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13.14      Seller’s Accounts Receivable.

(a)          Seller shall create, and Buyer will cooperate with respect thereto, as reasonably requested by Seller, and deliver to Buyer within ten (10) Business Days after the Closing Date a complete and detailed statement of the Accounts Receivable, showing the name, amount and age of each Account Receivable arising out of the operation of the Station prior to the Effective Time. For a period of six (6) months after the Closing Date, Buyer will use commercially reasonable efforts to collect Seller’s Accounts Receivable, except that Buyer will not be required to engage collection agencies or legal counsel or institute any action or proceeding to collect the Accounts Receivable.

(b)          Buyer will collect Seller’s Accounts Receivable for the account of Seller, and will remit to Seller on or before the tenth (10th) day of each calendar month any funds received by Buyer from Seller’s Accounts Receivable during the previous calendar month, together with a reasonably detailed accounting of Seller’s Accounts Receivable. Unless otherwise specified by an account debtor, Buyer will apply all Accounts Receivable that Buyer collects first to any pre-Closing indebtedness of the account debtor, and then to any post-Closing indebtedness of the account debtor.

(c)          Upon the expiration of the six (6) month period after the Closing Date, Buyer will deliver to Seller copies of all Records relating to Seller’s uncollected Accounts Receivable, and Seller may use commercially reasonable means to collect the Accounts Receivable.

13.15      Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled Business Day.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed under seal as of the date first above written.

BUYER:

Evening Telegram Company d/b/a Morgan Murphy Media

By:	/s/ Brian Burns
Name:	Brian Burns
Title:	Vice President/Chief Operating Officer

SELLER:

SAGA BROADCASTING, LLC

SAGA QUAD STATES COMMUNICATIONS, LLC

By:	/s/ Samuel D. Bush
Name:	Samuel D. Bush
Title:	Treasurer

Solely as to Section 6.23:

GUARANTOR:

SAGA COMMUNICATIONS, INC.

By:	/s/ Samuel D. Bush
Name:	Samuel D. Bush
Title:	Senior Vice President and Chief Financial Officer